PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To the Prospectus dated February 21, 2023)	Registration Statement No. 333-269889

CBRE Global Real Estate Income Fund

Up to 40,000,000 Common Shares
$0.001 Par Value Per Share

CBRE Global Real Estate Income Fund (the “Trust”), a diversified, closed-end management investment company registered under the Investment Company Act of 1940, is offering up to 40,000,000 of its common shares, $0.001 par value per share (the “Common Shares”), pursuant to this Prospectus Supplement and the accompanying prospectus dated February 21, 2023 (the “prospectus”).

The Trust has entered into a distribution agreement, dated September 13, 2024 (the “Distribution Agreement”), with Foreside Fund Services, LLC (“Foreside”) pursuant to which the Trust may offer and sell up to 40,000,000 of its Common Shares, from time to time, through Foreside, in transactions deemed “at the market,” as defined in Rule 415 under the Securities Act of 1933 (the “Securities Act”), including sales made directly on the New York Stock Exchange (“NYSE”) or sales made to or through a market maker other than on an exchange. The minimum sales price on any day at which Common Shares may be sold will not be less than the then current net asset value (“NAV”) per Common Share plus the per Common Share amount of the commission to be paid to Foreside (the “Minimum Price”). The Trust and Foreside will determine whether any sales of Common Shares will be authorized on a particular day. The Trust and Foreside, however, will not authorize sales of Common Shares if the market price per Common Share is less than the Minimum Price. The Trust and Foreside may elect not to authorize sales of Common Shares on a particular day even if the price per Common Share is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Trust and Foreside will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

Foreside may enter into sub-placement agent agreements with one or more selected dealers. Foreside has entered into a sub-placement agent agreement, dated September 13, 2024 (the “Sub-Placement Agent Agreement”), with UBS Securities LLC (“UBS”) relating to the Common Shares offered pursuant to this Prospectus Supplement and the accompanying prospectus. In accordance with the terms of the Sub-Placement Agent Agreement, the Trust may offer and sell its Common Shares from time to time through UBS as sub-placement agent for the offer and sale of its Common Shares.

The Trust will compensate Foreside with respect to sales of Common Shares at a commission rate of 1.00% of the gross proceeds of the sale of the Common Shares. Out of this commission, Foreside will compensate UBS at a rate of up to 0.80% of the gross sales proceeds of the sale of the Common Shares sold by UBS. In connection with the sale of the Common Shares on the Trust’s behalf, Foreside may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Foreside may be deemed to be underwriting commissions or discounts.

The Trust’s investment adviser is CBRE Investment Management Listed Real Assets LLC. The Trust’s primary investment objective is high current income. The Trust’s secondary investment objective is capital appreciation. There can be no assurance that the Trust will achieve its investment objectives or that the Trust’s investment strategies will be successful.

The Common Shares are listed on the NYSE under the symbol “IGR.” The closing price for the Common Shares on the NYSE on September 6, 2024 was $6.35. The NAV of the Common Shares at the close of business on September 6, 2024 was $6.14 per Common Share.

Common shares of closed-end investment companies, such as the Trust, often trade at a discount to their NAV. This creates a risk of loss for an investor purchasing common shares in a public offering.

Investing in the Common Shares involves risks. See “Risk Factors” beginning on page 24 of the accompanying prospectus. You should consider carefully these risks together with all of the other information in this Prospectus Supplement and the accompanying prospectus before making a decision to purchase Common Shares.

The date of this Prospectus Supplement is September 13, 2024.

You should read this Prospectus Supplement, together with the accompanying prospectus, which contains important information about the Trust, before deciding whether to invest in Common Shares and retain it for future reference. A statement of additional information, dated February 21, 2023, as it may be supplemented (the “SAI”), containing additional information about the Trust has been filed with the U.S. Securities & Exchange Commission (“SEC”) and is incorporated by reference in its entirety into this Prospectus Supplement and the accompanying prospectus. This Prospectus Supplement, the accompanying prospectus and the SAI are part of a “shelf” registration statement filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying prospectus or the SAI, you should rely on this Prospectus Supplement. Material that has been incorporated by reference, including the Trust’s audited annual financial statements, and other information about the Trust can be obtained from the Trust by calling toll-free 1-877-711-4272, writing to the Trust at 555 East Lancaster Avenue, Suite 120, Radnor, Pennsylvania 19087, or accessing the Trust’s website (https://www.cbreim.com/igr) or the SEC’s website (http://www.sec.gov). The information contained in, or that can be accessed through, the Trust’s website is not part of this Prospectus Supplement, the accompanying prospectus or the SAI, except to the extent specifically incorporated by reference herein.

You should not construe the contents of this Prospectus Supplement and the accompanying prospectus as legal, tax or financial advice. You should consult with your own professional advisors as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Common Shares.

Common Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying prospectus. The Trust has not authorized anyone to provide you with different information. The Trust is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement and accompanying prospectus, as well as other documents incorporated by reference into the Prospectus Supplement and prospectus, contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. Forward-looking statements are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any such forward-looking statements will not materialize or will vary significantly from actual results. Actual results may vary from any forward-looking statements and the variations may be material.

Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the U.S. Securities & Exchange Commission. Consequently, the inclusion of any forward-looking statements herein should not be regarded as a representation by the Trust or any of its affiliates or any other person or entity of the results that will actually be achieved by the Trust.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk Factors” section of the accompanying prospectus. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying prospectus, or in the SAI, are made as of the date of this Prospectus Supplement or the accompanying prospectus or SAI, as the case may be. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement. The forward-looking statements contained in this Prospectus Supplement, the accompanying prospectus and the SAI are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933.

Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risks and Special Considerations” section of the accompanying prospectus. We urge you to review carefully those sections for a more detailed discussion of the risks of an investment in the Common Shares.

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PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying prospectus dated February 21, 2023 (the “prospectus”). This summary does not contain all of the information that you should consider before investing in the Trust’s common shares, $0.001 par value per share (the “Common Shares”). You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying prospectus and in the statement of additional information dated February 21, 2023 (the “SAI”).

The Trust

CBRE Global Real Estate Income Fund (the “Trust”) is a diversified, closed-end management investment company. The Trust’s primary investment objective is high current income. The Trust’s secondary investment objective is capital appreciation. There can be no assurance that the Trust will achieve its investment objectives or that the Trust’s investment strategies will be successful. The Common Shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “IGR.” See “Description of Common Shares” in the accompanying prospectus.

Investment Adviser

CBRE Investment Management Listed Real Assets LLC (“CBREIM” or the “Advisor”) is the Trust’s investment adviser. CBREIM is responsible for the day-to-day management of the Trust’s assets. CBREIM is located at 555 East Lancaster Avenue, Suite 120, Radnor, Pennsylvania 19087.

As of June 30, 2024, CBREIM had approximately $9 billion in assets under management. CBREIM is an indirect majority-owned subsidiary of CBRE Group, Inc. (“CBRE Group”), a Fortune 500 and S&P 500 company headquartered in Dallas, Texas. CBRE Group is a global provider of integrated services to commercial real estate investors and occupiers. The principal business address of CBRE Group is 2121 North Pearl Street, Suite 300, Dallas, Texas 75201. CBREIM is part of CBRE Investment Management, the independently-operated real estate investment management business unit of CBRE Group. CBRE Investment Management’s assets under management totaled approximately $142.5 billion as of June 30, 2024.

The Offering

The Trust has entered into a distribution agreement, dated September 13, 2024 (the “Distribution Agreement”), with Foreside Fund Services, LLC (“Foreside”) pursuant to which the Trust may offer and sell up to 40,000,000 Common Shares, from time to time, through Foreside, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933 (the “Securities Act”), including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange. The minimum sales price on any day at which Common Shares may be sold will not be less than the then current net asset value (“NAV”) per Common Share plus the per Common Share amount of the commission to be paid to Foreside (the “Minimum Price”). The Trust and Foreside will determine whether any sales of Common Shares will be authorized on a particular day. The Trust and Foreside, however, will not authorize sales of Common Shares if the market price per Common Share is less than the Minimum Price. The Trust and Foreside may elect not to authorize sales of Common Shares on a particular day even if the market price per Common Share is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Trust and Foreside will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

Foreside may enter into sub-placement agent agreements with one or more selected dealers. Foreside has entered into a sub-placement agent agreement, dated September 13, 2024 (the “Sub-Placement Agent Agreement”), with UBS Securities LLC (“UBS”) relating to the Common Shares offered pursuant to this Prospectus Supplement and the accompanying prospectus. In accordance with the terms of the Sub-Placement Agent Agreement, the Trust may offer and sell its Common Shares from time to time through UBS as sub-placement agent for the offer and sale of its Common Shares.

The Trust will compensate Foreside with respect to sales of the Common Shares at a commission rate of up to 1.00% of the gross proceeds of the sale of Common Shares. Foreside will compensate UBS at a rate of up to 0.80% of the gross sales proceeds of the sale of Common Shares sold by UBS.

In connection with the sale of the Common Shares on behalf of the Trust, Foreside may be deemed to be an underwriter within the meaning of the Securities Act, and the compensation of Foreside may be deemed to be underwriting commissions or discounts.

Risk Factors	See “Risk Factors” in the accompanying prospectus for a discussion of the principal risks of the Trust, which you should carefully consider before deciding to invest in Common Shares.

SUMMARY OF TRUST EXPENSES

The purpose of the table and the example below is to help you understand all fees and expenses that you, as a shareholder of Common Shares (“Common Shareholder”), would bear directly or indirectly. The table shows the expenses of the Trust as a percentage of the average net assets applicable to Common Shares, and not as a percentage of total assets or Managed Assets (as defined below).

SHAREHOLDER TRANSACTION EXPENSES (as a percentage of offering price)
Maximum Sales Charge(1)	1.00%*
Offering Costs(2)	0.07%
Dividend Reinvestment Plan Fees(3)	None

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*        The maximum sales charge for offerings made at the market is 1.00%.
Percentage of Net Assets Attributable to Common Shares(4)
ANNUAL EXPENSES
Management Fees(5)	1.20%
Other Expenses(6)	0.22%
Total Annual Expenses Excluding Interest Expense	1.42%
Interest Payment on Borrowed Funds(7)	2.52%
Total Annual Expenses Including Interest Expense	3.94%

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(1)      Represents the estimated commission with respect to the Common Shares being sold in this offering. There is no guarantee that there will be any sales of the Common Shares pursuant to this Prospectus Supplement and the accompanying prospectus. Actual sales of the Common Shares under this Prospectus Supplement and the accompanying prospectus, if any, may be less than as set forth under “Capitalization” below. In addition, the sales price per share of any such sale may be greater than or less than the price set forth under “Capitalization” below, depending on market price of the Common Shares at the time of any such sale.

(2)      Assuming a Common Share offering price of $6.35 (the Trust’s closing price on the NYSE on September 6, 2024). Assumes all of the Common Shares being offered by this Prospectus Supplement and the accompanying prospectus are sold. Represents the initial offering costs incurred by the Trust in connection with this offering, which are estimated to be $173,000.

(3)      Common Shareholders will pay brokerage charges if they direct Computershare Trust Company N.A., the plan agent, to sell Common Shares held in a dividend reinvestment account. See “Dividend Reinvestment Plan” in the accompanying prospectus. There are no fees charged to Common Shareholders for participating in the Trust’s dividend reinvestment plan. However, Common Shareholders participating in the Trust’s dividend reinvestment plan that elect to sell their Common Shares obtained pursuant to the plan through the plan agent are subject to a $2.50 sales fee and a $0.15 per share sold brokerage commission.

(4)      The table below estimates what the Trust’s annual expenses would be stated as percentages of the Trust’s net assets attributable to Common Shares.

(5)      The Advisor receives an annual fee, payable monthly in arrears, in an amount equal to 0.85% of the average daily value of the Trust’s Managed Assets. “Managed Assets” means the total assets of the Trust minus the sum of the accrued liabilities (other than the aggregate indebtedness or other liabilities constituting financial leverage). If the Trust uses leverage, the amount of fees paid to the Advisor for investment management services will be higher than if the Trust does not use leverage because the fees paid are calculated on the Trust’s Managed Assets, which include assets purchased with leverage. Consequently, since the Trust has leverage outstanding, the management fee as a percentage of net assets attributable to Common Shares is higher than if the Trust did not utilize leverage.

(6)      Based on estimated amounts for the current fiscal year.

(7)      Based on actual borrowings as of June 30, 2024, increased to account for leverage on the additional assets under management, assuming completion of the proposed offering, and utilizing the interest rate as of that same date of 6.08%. This requires that the Trust utilizes financial leverage through borrowings in an amount equal to the maximum allowed under the current credit facility with the Bank of New York (“BNY”) of $400 million. To reach the regulatory borrowing limit of 33 1/3% of the Trust’s capital, the credit facility with BNY would need to be increased from its current maximum borrowing limit of $400 million.

Example

The following example illustrates the expenses including the applicable transaction fees (referred to as the “Maximum Sales Charge” in the fee table above), if any, and estimated offering costs of $173,000, that a Common Shareholder would pay on a $1,000 investment that is held for the time periods provided in the table. The example assumes that all dividends and other distributions are reinvested in the Trust and that the Trust’s Annual Total Expenses, as provided above, remain the same. The example also assumes a transaction fee of 1.00%, as a percentage of the offering price, and a 5% annual return.(1)
	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred(2)	$50	$129	$211	$422

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(1)      The example should not be considered a representation of future expenses. The example assumes that the amounts set forth in the Summary of Trust Expenses table are accurate and that all distributions are reinvested at net asset value. The example uses the 3.94% annual expense calculated above for the 10 year period. Actual expenses may be greater or less than those assumed. Moreover, the Trust’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

(2)      Assumes that leverage remains 30% of the Trust’s Managed Assets throughout the periods reflected.

TRADING AND NET ASSET VALUE INFORMATION

The following table shows for each of the quarters indicated: (i) the high and low market prices for the Common Shares reported as of the end of the day on the NYSE, (ii) the high and low NAV of the Common Shares, and (iii) the high and low of the premium/(discount) to NAV (expressed as a percentage) of the Common Shares.
	Market Price(1)		Net Asset Value(2)		Premium/(Discount)(1)
Fiscal Quarter Ended	High	Low	High	Low	High	Low
June 2024	$5.29	$4.70	$5.76	$5.17	(5.08)%	(9.97)%
March 2024	$5.52	$4.97	$6.22	$5.53	(5.62)%	(12.85)%
December 2023	$5.43	$3.90	$6.27	$4.53	(11.31)%	(15.25)%
September 2023	$5.59	$4.46	$6.22	$5.01	(5.56)%	(12.79)%
June 2023	$5.54	$4.98	$6.38	$5.61	(9.90)%	(18.50)%
March 2023	$7.14	$5.10	$7.54	$5.83	1.36%	(17.58)%
December 2022	$6.46	$5.30	$6.66	$5.68	(3.00)%	(6.69)%
September 2022	$8.28	$5.59	$8.50	$5.97	(2.59)%	(6.37)%
June 2022	$9.18	$6.77	$9.68	$7.10	(5.17)%	(4.65)%
March 2022	$9.78	$7.98	$10.38	$8.85	(5.78)%	(9.83)%

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(1)      Source: The Advisor, based on public information available via Factset.

(2)      Source: NYSE.

The NAV per Common Share, the market price and percentage of premium/(discount) to NAV per Common Share on September 6, 2024, was $6.14, $6.35 and 3.4%, respectively. As of August 31, 2024, the Trust had 140,018,847 Common Shares outstanding, and net assets applicable to Common Shares of $856,237,493. See “Repurchase of Common Shares” in the accompanying prospectus.

USE OF PROCEEDS

Assuming the sale of all of the Common Shares offered under this Prospectus Supplement and the accompanying prospectus, at the last reported market price of $6.35 per share for Common Shares on the NYSE as of September 6, 2024, the Trust estimates that the net proceeds of this offering will be approximately $251,000,000 after deducting the estimated sales load and the estimated offering expenses payable by the Trust, if any. There is no guarantee that there will be any sales of Common Shares pursuant to this Prospectus Supplement and the accompanying prospectus. Actual sales, if any, of the Common Shares under this Prospectus Supplement and the accompanying prospectus may be less than as set forth above. In addition, the sales price per share of any such sale may be greater or less than the price set forth above, depending on the market price of the Common Shares at the time of any such sale. As a result, the actual net proceeds the Trust receives may be more or less than the amount of net proceeds estimated in this Prospectus Supplement.

The Advisor anticipates that investment of the proceeds will be made in accordance with the Trust’s investment objectives and policies as appropriate investment opportunities are identified. In certain limited circumstances, the Trust may also opt to use the net proceeds from any sale to repay borrowings or notes, close-out reverse repurchase agreements or unwind derivatives transactions. The Trust anticipates that the proceeds will be invested within approximately three months of the receipt of such proceeds. To the extent a portion of the net proceeds are used to repay borrowings or notes, close-out reverse repurchase agreements or unwind derivatives transactions, the Trust anticipates that such use of the proceeds will be effected as soon as practicable after receipt of such proceeds.

PLAN OF DISTRIBUTION

The Trust has entered into the Distribution Agreement with Foreside pursuant to which the Trust may offer and sell up to 40,000,000 Common Shares, from time to time, through Foreside, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange. In accordance with the terms of the Distribution Agreement, Foreside will use its reasonable best efforts to sell the Common Shares.

Foreside may enter into sub-placement agent agreements with one or more selected dealers. Foreside has entered into the Sub-Placement Agent Agreement with UBS relating to the Common Shares offered pursuant to this Prospectus Supplement and the accompanying prospectus. In accordance with the terms of the Sub-Placement Agent Agreement, the Trust may offer and sell its Common Shares from time to time through UBS as sub-placement agent for the offer and sale of its Common Shares. In accordance with the terms of the Sub-Placement Agent Agreement, UBS will use its reasonable best efforts to sell the Common Shares. The minimum sales price on any day at which Common Shares may be sold will not be less than the Minimum Price. The Trust and Foreside will determine whether any sales of Common Shares will be authorized on a particular day. The Trust and Foreside, however, will not authorize sales of Common Shares if the market price per Common Share is less than the Minimum Price. The Trust and Foreside may elect not to authorize sales of Common Shares on a particular day even if the market price per Common Share is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Trust and Foreside will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

The Trust will compensate Foreside with respect to sales of the Common Shares at a commission rate of up to 1.00% of the gross proceeds of the sale of Common Shares. Foreside will compensate UBS at a rate of up to 0.80% of the gross proceeds of the sale of Common Shares sold by UBS.

The Trust will bear the expenses of this offering, including but not limited to, the expenses of the preparation of this Prospectus Supplement, the accompanying prospectus, and the SAI, and the expenses of its own counsel and auditor in connection with this offering.

Settlements of sales of Common Shares will occur on the business day following the date on which any such sales are made in return for payment of the net proceeds to the Trust. There is no arrangement for funds to be deposited in escrow, trust or similar arrangement.

In connection with the sale of the Common Shares on behalf of the Trust, Foreside may be deemed to be an underwriter within the meaning of the Securities Act, and the compensation of Foreside may be deemed to be underwriting commissions or discounts.

The Trust has agreed to indemnify Foreside against certain civil liabilities, including liabilities under the Securities Act. Foreside has agreed to indemnify UBS against certain civil liabilities, including liabilities under the Securities Act.

The offering of Common Shares pursuant to the Distribution Agreement will terminate upon the earlier of (i) the sale of all Common Shares subject thereto or (ii) termination of the Distribution Agreement. The Trust and Foreside each have the right to terminate the Distribution Agreement in its discretion at any time.

The Common Shares may not be sold through Foreside or UBS without delivery or deemed delivery of this Prospectus Supplement and the accompanying prospectus describing the method and terms of the offering of the Common Shares.

UBS, its affiliates and their respective employees hold or may hold in the future, directly or indirectly, investment interests in CBREIM, CBRE Group, or any of their affiliates or funds. The interests held by employees of UBS or its affiliates are not attributable to, and no investment discretion is held by, UBS or its affiliates.

The principal business address of Foreside is Three Canal Plaza, Suite 100, Portland, Maine 04101. The principal business address of UBS is 1285 Avenue of the Americas, New York, New York 10019.

CAPITALIZATION

The Trust may offer and sell up to 40,000,000 Common Shares, $0.001 par value per share, from time to time through UBS as sub-placement agent under this Prospectus Supplement and the accompanying prospectus. There is no guarantee that there will be any sales of the Common Shares pursuant to this Prospectus Supplement and the accompanying prospectus. The table below assumes that the Trust will sell 40,000,000 Common Shares at a sales price of $6.35 per share (which represents the last reported market price per share of the Common Shares on the NYSE on September 6, 2024). Actual sales, if any, of the Common Shares under this Prospectus Supplement and the accompanying prospectus may be greater or less than $6.35 per share, depending on the market price of the Common Shares at the time of any such sale.

The following table sets forth the Trust’s capitalization (1) on a historical basis as of August 31, 2024 (unaudited); and (2) on a pro forma basis as adjusted to reflect the assumed sale of 40,000,000 Common Shares at $6.35 per share (the last reported market price per share of the Trust’s Common Shares on the NYSE on September 6, 2024), in an offering under this Prospectus Supplement and the accompanying prospectus, after deducting the assumed commission of $2,540,000 (representing an estimated commission to Foreside of 1.00% of the gross proceeds of the sale of Common Shares, out of which Foreside will compensate UBS at a rate of up to 0.80% of the gross sales proceeds of the sale of the Common Shares sold by UBS).

	As of August 31, 2024 (unaudited)	As adjusted for Offering (unaudited)
Common Shares	140,018,847	180,018,847
Par value	$140,019	$180,019
Paid in capital in excess of par value	$1,028,143,713	$1,279,390,713
Distributable earnings (loss)	$(172,046,239)	$(172,046,239)
Total net assets	$856,237,493	$1,107,524,493

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for the Trust by Morgan, Lewis & Bockius LLP, Washington, D.C.

AVAILABLE INFORMATION

The Trust is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Investment Company Act of 1940 (the “1940 Act”) and is required to file reports, proxy statements and other information with the U.S. Securities & Exchange Commission (“SEC”). Reports, proxy statements, and other information about the Trust can be inspected at the offices of the NYSE.

This Prospectus Supplement does not contain all of the information in the Trust’s Registration Statement, including amendments, exhibits, and schedules. Additional information about the Trust and the Common Shares can be found in the Trust’s Registration Statement (including amendments, exhibits, and schedules) on Form N-2 filed with the SEC. The SEC maintains a website (www.sec.gov) that contains the Trust’s Registration Statement, other documents incorporated by reference, and other information the Trust has filed electronically with the SEC, including proxy statements and reports filed under the Exchange Act.

INCORPORATION BY REFERENCE

The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Section 30(b)(2) of the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering will be incorporated by reference into this Prospectus Supplement and deemed to be part of this Prospectus Supplement from the date of the filing of such reports and documents:

•        The Trust’s SAI, dated and filed with the SEC on February 21, 2023;

•        The Trust’s annual report on Form N-CSR for the fiscal year ended December 31, 2023, filed with the SEC on March 5, 2024;

•        The Trust’s semi-annual report on Form N-CSR for the fiscal period ended June 30, 2024, filed with the SEC on August 21, 2024;

•        The Trust’s definitive proxy statement on Schedule 14A, filed with the SEC on August 30, 2024; and

•        The description of the Common Shares contained in the Trust’s Registration Statement on Form 8-A (File No. 001-32010), filed with the SEC on February 23, 2004, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby.

The information incorporated by reference is considered to be part of this Prospectus Supplement, and later information that the Trust files with the SEC will automatically update and supersede this information. Incorporated materials not delivered with the Prospectus Supplement may be obtained, without charge, by calling 877-711-4272, by writing to the Trust at 555 East Lancaster Avenue, Suite 120, Radnor, Pennsylvania 19087, or from the Trust’s website (www.cbreim.com/igr).

CBRE Global Real Estate Income Fund

Up to 40,000,000 Common Shares

_________________________________

PROSPECTUS SUPPLEMENT

_________________________________

September 13, 2024

Until October 8, 2024 (25 days after the date of this Prospectus Supplement), all dealers that buy, sell or trade the Common Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

BASE PROSPECTUS

CBRE Global Real Estate
Income Fund

Common Shares
Subscription Rights to Purchase Common Shares

The Trust.    CBRE Global Real Estate Income Fund (the “Trust”) is a diversified, closed-end management investment company. CBRE Investment Management Listed Real Assets LLC (the “Advisor”) serves as the Trust’s investment advisor.

Investment Objectives.    The Trust’s primary investment objective is high current income. The Trust’s secondary investment objective is capital appreciation. There can be no assurance that the Trust will achieve its investment objectives or that the Trust’s investment strategies will be successful.

The Offerings.    The Trust may offer, from time to time, in one or more offerings, shares of common stock, each with par value $0.001 per share (the “Common Shares”), and/or subscription rights to purchase Common Shares (“Subscriptions Rights” and, together with Common Shares, the “Securities”). Securities may be offered at prices and on terms to be set forth in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our Securities.

The Trust may offer and sell Securities to or through underwriters, through dealers or agents that the Trust designates from time to time, directly to purchasers or through a combination of these methods. In connection with any offering of Securities, the Trust will deliver a prospectus supplement describing such offering, including, as applicable, the names of any underwriters, dealers or agents and information regarding any applicable purchase price, fee, commission or discount arrangements made with those underwriters, dealers or agents or the basis upon which such amount may be calculated. The prospectus supplement relating to any offering of rights will set forth the number of Common Shares issuable upon the exercise of each right (or number of rights) and the other terms of such rights offering. We may not sell any of our Common Shares, whether through agents, underwriters, dealers, or otherwise, without delivery of a prospectus supplement describing the method and terms of the particular offering of our Common Shares.

Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “IGR.” The last reported sale price of the Common Shares, as reported by the NYSE on February 15, 2023, was $6.78 per Common Share. The net asset value of the Common Shares at the close of business on that same date was $7.10 per Common Share. Rights issued by the Trust may also be listed on a securities exchange.

Shares of closed-end funds often trade at a discount from net asset value. This creates a risk of loss for an investor purchasing shares in a public offering.

Investing in the Securities involves risks. You could lose some or all of your investment. You should consider carefully these risks together with all of the other information in this prospectus and any related prospectus supplement before making a decision to purchase any of the Securities. See “Risk Factors” beginning on page 24.

Portfolio Contents.    Under normal market conditions, the Trust will invest substantially all but no less than 80% of its total assets in income-producing global “Real Estate Equity Securities.” Real Estate Equity Securities include common stocks, preferred securities, warrants and convertible securities issued by global real estate companies, such as real estate investment trusts (“REITs”). The Trust, under normal market conditions, invests (i) at least 30% of its assets in securities of companies economically tied to countries other than the United States, and (ii) in the securities of companies economically tied to a minimum of seven countries, including the United States. The Trust, under normal market conditions, will invest in Real Estate Equity Securities primarily in developed countries but may invest up to 15% of its total assets in Real Estate Equity Securities of companies domiciled in emerging market countries. Under normal market conditions, the Trust expects to have investments in at least three countries, including the United States.

The Trust may invest up to 25% of its total assets in preferred securities of global real estate companies. The Trust may invest up to 20% of its total assets in preferred securities that are rated below investment grade or that are not rated and are considered by the Advisor to be of comparable quality. Preferred securities of non-investment grade quality are regarded as having predominantly speculative characteristics with respect to the capacity of the issuer of the preferred securities to pay interest and repay principal. Due in part to the risk involved in investing in preferred securities of non-investment grade quality, an investment in the Trust should be considered speculative. There can be no assurance that the Trust will achieve its investment objectives.

You should read this prospectus, which contains important information about the Trust, before deciding whether to invest and retain it for future reference. The Trust’s Statement of Additional Information dated February 21, 2023, as it may be supplemented (the “SAI”), which contains additional information about the Trust, has been filed with the Securities and Exchange Commission (“SEC”) and is incorporated by reference in its entirety into this prospectus. You may request a free copy of the SAI, annual and semi-annual reports to shareholders and other information about the Trust, and make shareholder inquiries by calling 1-877-711-4272, by writing to the Trust at 201 King of Prussia Road, Suite 600, Radnor, PA 19087, or from the Trust’s website (www.cbreim.com/igr). The information contained in, or that can be accessed through, the Trust’s website is not part of this prospectus. You also may obtain a copy of the SAI (and other information regarding the Trust) from the SEC’s website (http://www.sec.gov).

The date of this prospectus is February 21, 2023.

The Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone else provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date of this prospectus.

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FORWARD-LOOKING STATEMENTS

This prospectus, the SAI, and any applicable prospectus supplement, as well as other documents incorporated by reference into this prospectus, contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. Forward-looking statements are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any such forward-looking statements will not materialize or will vary significantly from actual results. Actual results may vary from any forward-looking statements and the variations may be material.

Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the SEC. Consequently, the inclusion of any forward-looking statements herein should not be regarded as a representation by the Trust or any of its affiliates or any other person or entity of the results that will actually be achieved by the Trust.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk Factors” section of this prospectus. All forward-looking statements contained or incorporated by reference in this prospectus, the SAI, and any applicable prospectus supplement are made as of the date of each disclosure document, as the case may be. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement. The forward-looking statements contained in this prospectus, the SAI, and any applicable prospectus supplement are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933.

Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risk Factors” section of this prospectus. We urge you to review carefully those sections for a more detailed discussion of the risks of an investment in our Securities.

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PROSPECTUS SUMMARY

This is only a summary. This summary does not contain all of the information that you should consider before investing in our Securities. You should read the more detailed information contained elsewhere in this prospectus, in any related prospectus supplement, and in the Statement of Additional Information before purchasing Common Shares or Subscription Rights.

The Trust.    CBRE Global Real Estate Income Fund is a diversified, closed-end management investment company which commenced investment operations on February 24, 2004. Throughout the prospectus, we refer to CBRE Global Real Estate Income Fund simply as the “Trust” or “Fund” or as “we,” “us” or “our.” See “The Trust.”

The Trust’s shares of common stock, each with par value $0.001 per share (the “Common Shares”), are listed on the New York Stock Exchange (“NYSE”) under the symbol “IGR”. See “Description of Common Shares.” As of February 15, 2023, the net assets of the Trust were $827,629,789, the total assets of the Trust were $1,159,058,360, and the Trust had 116,590,494 Common Shares outstanding. Rights issued by the Trust may also be listed on a securities exchange. See “Rights Offering.”

The Offerings.    The Trust may offer, from time to time, in one or more offerings, Common Shares and/or subscription rights to purchase Common Shares (“Subscriptions Rights” and, together with Common Shares, the “Securities”) at prices and on terms to be determined at the time of the offering. The offering price per Common Share of the Trust will not be less than the net asset value per Common Share at the time we make the offering, exclusive of any underwriting commissions or discounts; however, certain rights offerings that meet specific conditions may be offered at a price below the then current net asset value per Common Share. Any such offering will be made at prices and on terms to be set forth in one or more prospectus supplements to this prospectus.

The Trust may offer and sell Securities to or through underwriters, through dealers or agents that the Trust designates from time to time, directly to purchasers or through a combination of these methods. In connection with any offering of Securities, the Trust will deliver a prospectus supplement describing such offering, including, as applicable, the names of any underwriters, dealers or agents and information regarding any applicable purchase price, fee, commission or discount arrangements made with those underwriters, dealers or agents or the basis upon which such amount may be calculated. The prospectus supplement relating to any offering of rights will set forth the number of Common Shares issuable upon the exercise of each right (or number of rights) and the other terms of such rights offering.

We may not sell any of our Common Shares, whether through agents, underwriters, dealers, or otherwise, without delivery of a prospectus supplement describing the method and terms of the particular offering of our Common Shares.

Investment Objectives.    The Trust’s primary investment objective is high current income. The Trust’s secondary investment objective is capital appreciation. The Trust’s investment objectives and certain investment policies are considered fundamental and may not be changed without shareholder approval. There can be no assurance that the Trust’s investment objectives will be achieved. See “The Trust’s Investments.”

Investment Policies.    The Trust has a policy of concentrating its investments in the real estate industry and not in any other industry. Under normal market conditions, the Trust will invest substantially all but no less than 80% of its total assets in income-producing global “Real Estate Equity Securities.” Real Estate Equity Securities include common stocks, preferred securities, warrants and convertible securities issued by global real estate companies, such as real estate investment trusts (“REITs”) and real estate operating companies (“REOCs”). The Trust, under normal market conditions, invests (i) at least 30% of its assets in securities of companies economically tied to countries other than the United States, and (ii) in the securities of companies economically tied to a minimum of seven countries, including the United States. The Trust, under normal market conditions, will invest in Real Estate Equity Securities of companies domiciled primarily in developed countries. However, the Trust may invest up to 15% of its total assets in Real Estate Equity Securities of companies domiciled in emerging market countries. Under normal market conditions, the Trust expects to have investments in at least three countries, including the United States.

The Trust will invest primarily in Real Estate Equity Securities with market capitalizations that range, in the current market environment, from approximately $75 million to approximately $100 billion. However, there is no restriction on the market capitalization range or the actual market capitalization of the individual companies in which the Trust may invest.

The Trust may invest up to 25% of its total assets in preferred securities of global real estate companies. The Trust may invest up to 20% of its total assets in preferred securities that are rated below investment grade or that are not rated and are considered by the Trust’s investment adviser to be of comparable quality. Preferred securities of non-investment grade quality are regarded as having predominantly speculative characteristics with respect to the capacity of the issuer of the preferred securities to pay interest and repay principal. Investment grade quality securities are those that are rated within the four highest grades by Moody’s Investors Service, Inc., S&P Global Ratings, or Fitch Ratings at the time of investment or are considered by the Trust’s investment adviser to be of comparable quality. The Trust may invest in securities and other instruments that, at the time of investment, are illiquid (i.e., securities that are not readily marketable).

The Trust defines a real estate company as a company that derives at least 50% of its revenue from the ownership, construction, financing, management or sale of commercial, industrial or residential real estate or has at least 50% of its assets invested in such real estate. A common type of real estate company, a REIT, is a domestic corporation that pools investors’ funds for investment primarily in income-producing real estate or in real estate related loans (such as mortgages) or other interests. Therefore, a REIT normally derives its income from rents or from interest payments and may realize capital gains by selling properties that have appreciated in value. A U.S. REIT is not taxed on income timely distributed to its shareholders each year if it complies with several requirements of the Internal Revenue Code of 1986, as amended (the “Code”). As a result, REITs tend to pay relatively high dividends (as compared to other types of companies), and the Trust intends to use these REIT dividends in an effort to meet its primary objective of high current income.

Global real estate companies outside the U.S. include, but are not limited to, companies with similar characteristics to the REIT structure, in which revenue primarily consists of rent derived from owned, income-producing real estate properties, dividend distributions as a percentage of taxable net income are high (generally greater than 80%), debt levels are generally conservative and income derived from development activities is generally limited.

The Trust may invest in securities of foreign issuers in the form of American Depositary Receipts (“ADRs”) and European Depositary Receipts (“EDRs”). The Trust may purchase or sell (write) options on securities and securities indices which are listed on a national securities exchange or in the over-the-counter market as a means of achieving additional return or of hedging the value of the Trust’s portfolio.

The Trust may engage in foreign currency transactions, including foreign currency forward contracts, options, swaps, and other strategic transactions in connection with its investments in foreign Real Estate Equity Securities. Although not intended to be a significant element in the Trust’s investment strategy, from time to time the Trust may use various other investment management techniques that also involve certain risks and special considerations, including engaging in short sales.

The Trust will invest in Real Estate Equity Securities where dividend distributions are subject to withholding taxes as determined by United States tax treaties with respective individual foreign countries. Generally, the Trust will invest in Real Estate Equity Securities that are excluded from the reduced tax rates as determined by the Jobs and Growth Tax Relief Reconciliation Act of 2003.

Borrowings and Use of Leverage.    The Trust may borrow in an amount up to 33⅓% of its capital from banks and other financial institutions. As of December 31, 2022, the total amount of the Trust’s leverage was $345,209,400 (approximately 31.93% of its portfolio). The use of leverage increases risks to common shareholders and there is no guarantee that the Trust’s leveraging strategy will be successful. See “Risk Factors — Leverage Risk.”

Borrowings may be at a fixed or floating rate and generally will be based on short-term rates. So long as the rate of return, net of applicable Trust expenses, on the Trust’s portfolio investments exceeds the interest rate on any borrowings, the investment of the proceeds of borrowings will generate more income than will be needed to pay such interest payment. If so, the excess will be available to pay higher distributions to holders of Common Shares. Any borrowing will have seniority over the Common Shares. There can be no assurance that the Trust will engage in borrowings or that any leveraging strategy it employs will be successful or result in a higher yield on your Common Shares.

Fees and expenses are borne entirely by the holders of Common Shares.

Investment Advisor.    CBRE Investment Management Listed Real Assets LLC (“CBREIM” or the “Advisor”) is the Trust’s investment advisor. CBREIM is responsible for the day-to-day management of the Trust’s assets. CBREIM is located at 201 King of Prussia Road, Suite 600, Radnor, Pennsylvania 19087.

As of December 31, 2022, CBREIM had approximately $9.9 billion in assets under management. CBREIM is an indirect majority-owned subsidiary of CBRE Group, Inc. (“CBRE Group”), a Fortune 500 and S&P 500 company headquartered in Dallas, Texas. CBRE Group is a global provider of integrated services to commercial real estate investors. The principal business address of CBRE Group is 2100 McKinney Ave, Suite 1250, Dallas, TX 75201. CBRE Investment Management, the investment management division within CBRE Group, had assets under management totaling approximately $143.9 billion as of September 30, 2022.

The Trust pays CBREIM for investment advisory services and facilities through a fee payable monthly in arrears at an annual rate equal to 0.85% of the average daily value of the Trust’s managed assets, which adds back the line of credit payable to net assets, plus certain direct and allocated expenses of CBREIM incurred on the Trust’s behalf.

CBREIM believes that investment in securities of global real estate companies historically has offered greater opportunity for high current income than is available by investment in other classes of securities, such as U.S. government securities and broader market equity securities, including those that make up the S&P 500 Index. CBREIM also believes that investment in global real estate companies historically has offered attractive opportunities for long-term capital appreciation, which would provide investors with total return in addition to the return achieved via current income. In addition, CBREIM believes, based upon its evaluation of historical data, that investments in securities of global real estate companies have exhibited low correlation in performance over time to the performance of other major asset classes of equity and debt securities, as measured by the S&P 500 Index and the Bloomberg US Aggregate Bond Index. As a result, investment in the Trust may provide the opportunity to add an alternative asset class to an investor’s overall portfolio, which has the potential to improve risk-adjusted total returns in a portfolio context. Further, return correlations of real estate companies across countries and regions exhibit low correlation in performance over time. As a result, a blend of both U.S. real estate equity securities and non-U.S. real estate equity securities may enable the Trust to deliver returns with lower overall statistical risk (as measured by standard deviation of monthly total returns) than a fund only investing in U.S. real estate equity securities. There can be no assurance that the Trust will achieve its investment objectives.

Portfolio Managers.    The Trust’s portfolio is managed by a team including Joseph P. Smith, Kenneth S. Weinberg and Jonathan D. Miniman. Their biographies, including professional experience and education is included herein under “Management of the Trust — Portfolio Managers.”

Distributions.    The Trust was granted an exemptive order from the SEC on August 5, 2008 under Section 19(b) of the Investment Company Act of 1940 (the “Investment Company Act” or “1940 Act”) and Rule 19b-1 permitting the Trust to implement a distribution policy that provides for monthly distributions of a fixed percentage (which may be varied) of its net asset value (“Managed Distribution Policy”). To maintain more stable monthly distributions, the Trust, acting in accordance with this exemptive order, and with approval of the Board, has adopted the Managed Distribution Policy with the purpose of distributing over the course of each year, through periodic distributions as nearly equal as practicable and any required special distributions, an amount closely approximating the total taxable income of the Trust during such year plus, if so desired by the Board, all or a portion of the capital gains and returns of capital from portfolio companies received by the Trust during the year. See “Distributions.”

In the event that the Board determines to terminate the Managed Distribution Policy, the Trust would, nonetheless, intend to make regular monthly cash distributions to common shareholders at a level rate based on the projected performance of the Trust, which rate may be adjusted from time to time (“Level Rate Distribution Policy”). The Trust’s ability to maintain a Level Rate Distribution Policy would depend on a number of factors, including the stability of income received from its investments and interest and required principal payments on borrowings, if any.

At least annually, the Trust intends to distribute all of its net capital gain and net investment company taxable income not distributed during the year. The net investment company taxable income of the Trust consists of all ordinary taxable income, qualified dividend income, and net short-term capital gain earned on portfolio assets less all deductible expenses of the Trust. Expenses of the Trust are accrued each day. Unless an election is made to receive distributions in cash, shareholders will automatically have all distributions reinvested in Common Shares through the receipt of additional unissued but authorized Common Shares from the Trust or by purchasing Common Shares in the open market through the Trust’s Dividend Reinvestment Plan. See “Distributions” and “Dividend Reinvestment Plan”.

Tax Considerations.    It is the Trust’s policy to comply with the requirements of the Code applicable to a regulated investment company (“RIC”) and to distribute substantially all of its net investment company taxable income and net realized capital gains to shareholders in a timely manner. For a discussion of the U.S. Federal income tax consequences of purchasing, owning and disposing of Common Shares of the Trust see “Tax Matters” below.

Certain dividends and other distributions received from sources outside of the U.S. may be subject to withholding taxes imposed by other countries. In the event that more than 50 percent of the total assets of the Trust consists of stocks or securities of foreign corporations, the Trust intends to make an election to pass through to its shareholders a credit or deduction for foreign taxes paid by it.

Market Price of Shares.    Common shares of closed-end investment companies frequently trade at prices lower than their net asset value. Common shares of closed-end investment companies like the Trust that invest primarily in real estate related securities have during some periods traded at prices higher than their net asset value and during other periods traded at prices lower than their net asset value. The Trust cannot assure you that its Common Shares will trade at a price higher than or equal to net asset value.

In addition to net asset value, the market price of the Trust’s Common Shares may be affected by such factors as distribution levels, which are in turn affected by expenses (including expenses of leverage), distribution stability, portfolio credit quality, liquidity and market supply and demand. See “Borrowings and Use of Leverage,” “Risk Factors,” and “Description of Common Shares” herein and the section of the Statement of Additional Information with the heading “Repurchase of Common Shares.” The Common Shares are designed primarily for long-term investors, and you should not purchase Common Shares of the Trust if you intend to sell them shortly after purchase.

Risk Factors.    Risk is inherent in all investing. Therefore, before investing in the Common Shares you should consider certain risks carefully.

General Real Estate Risks.    Because the Trust concentrates its assets in the global real estate industry, your investment in the Trust will be closely linked to the performance of the global real estate markets. Property values may fall due to increasing vacancies or declining rents resulting from economic, legal, cultural or technological developments. The price of real estate company shares may drop because of falling property values, increased interest rates, poor management of the company or other factors. Many real estate companies utilize leverage, which increases investment risk and could adversely affect a company’s operations and market value in periods of rising interest rates.

There are also special risks associated with particular sectors of real estate investments:

•        Retail Properties.    Retail properties are affected by the overall health of the economy and may be adversely affected by, among other things, the growth of alternative forms of retailing, bankruptcy, departure or cessation of operations of a tenant, a shift in consumer demand due to demographic changes, spending patterns and lease terminations.

•        Office Properties.    Office properties are affected by the overall health of the economy, and other factors such as a downturn in the businesses operated by their tenants, obsolescence and non-competitiveness.

•        Hotel Properties.    The risks of hotel properties include, among other things, the necessity of a high level of continuing capital expenditures, competition, increases in operating costs which may not be offset by increases in revenues, dependence on business and commercial travelers and tourism, increases in fuel costs and other expenses of travel, and adverse effects of general and local economic conditions. Hotel properties tend to be more sensitive to adverse economic conditions and competition than many other commercial properties.

•        Healthcare Properties.    Healthcare properties and healthcare providers are affected by several significant factors, including federal, state and local laws governing licenses, certification, adequacy of care, pharmaceutical distribution, rates, equipment, personnel and other factors regarding operations, continued availability of revenue from government reimbursement programs and competition on a local and regional basis. The failure of any healthcare operator to comply with governmental laws and regulations may affect its ability to operate its facility or receive government reimbursements.

•        Multifamily Properties.    The value and successful operation of a multifamily property may be affected by a number of factors such as the location of the property, the ability of the management team, the level of mortgage rates, the presence of competing properties, adverse economic conditions in the locale, oversupply and rent control laws or other laws affecting such properties.

•        Community Shopping Centers.    Community center properties are dependent upon the successful operations and financial condition of their tenants, particularly certain of their major tenants, and could be adversely affected by bankruptcy of those tenants. In some cases, a tenant may lease a significant portion of the space in one center, and the filing of bankruptcy could cause significant revenue loss. Like others in the commercial real estate industry, community centers are subject to environmental risks and interest rate risk. They also face the need to enter into new leases or renew leases on favorable terms to generate rental revenues. Community center properties could be adversely affected by changes in the local markets where their properties are located, as well as by adverse changes in national economic and market conditions.

•        Self-Storage Properties.    The value and successful operation of a self-storage property may be affected by a number of factors, such as the ability of the management team, the location of the property, the presence of competing properties, changes in traffic patterns and effects of general and local economic conditions with respect to rental rates and occupancy levels.

•        Industrial Properties.    Industrial properties typically include warehouses, depots, storage, factories, logistics and distributions. Factors such as vacancy, tenant mix, lease term, property condition and design, redevelopment opportunities and property location could adversely affect the value and operation of industrial properties.

•        Tower Companies.    Cell towers and wireless services have seen an increased demand in recent years. However, owners and operators of towers may be subject to, and therefore must comply with, environmental laws that impose strict, joint and several liability for the cleanup of on-site or off-site contamination and related personal injury or property damage.

•        Data Centers Properties.    Data centers facilities house an organization’s most critical and proprietary assets. Therefore, operation of data centers properties depends upon the demand for technology-related real estate and global economic conditions that could adversely affect companies’ abilities to lease, develop or renew leases. Declining real estate valuations and impairment charges could adversely affect earnings and financial condition of data center properties.

•        Net Lease Properties.    Net lease properties require the tenant to pay (in addition to the rent) property taxes, insurance, and maintenance on the property. Tenant’s ability to pay rent, interest rate fluctuations, vacancy, property location, length of the lease are only few of the risks that could affect net lease properties operations.

Other factors may contribute to the riskiness of real estate investments:

•        Lack of Insurance.    Certain of the portfolio companies may fail to carry comprehensive liability, fire, flood, earthquake extended coverage and rental loss insurance, or insurance in place may be subject to various policy specifications, limits and deductibles. Should any type of uninsured loss occur, the portfolio company could lose its investment in, and anticipated profits and cash flows from, a number of properties and as a result adversely affect the Trust’s investment performance.

•        Financial Leverage.    Global real estate companies may be highly leveraged and financial covenants may affect the ability of global real estate companies to operate effectively.

•        Environmental Issues.    In connection with the ownership (direct or indirect), operation, management and development of real properties that may contain hazardous or toxic substances, a portfolio company may be considered an owner, operator or responsible party of such properties and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and liabilities for injuries to persons and property. The existence of any such material environmental liability could have a material adverse effect on the results of operations and cash flow of any such portfolio company and, as a result, the amount available to make distributions on shares of the Trust could be reduced.

•        Recent Events.    The value of real estate is particularly susceptible to a variety of factors, such as economic, financial or political events, including, but not limited to, recessions, changes in interest rates, rising inflation, war, including Russia’s invasion of Ukraine, acts of terrorism, the spread of infectious disease or other public health emergencies, such as the global pandemic caused by COVID-19, and other changes in foreign and domestic conditions.

•        Acts of God and Geopolitical Risks.    The performance of certain investments could be affected by acts of God or other unforeseen and/or uncontrollable events (collectively, “disruptions”), including, but not limited to, natural disasters, public health emergencies (including any outbreak or threat of COVID-19, SARS, H1N1/09 flu, avian flu, other coronavirus, Ebola, or other existing or new pandemic or epidemic diseases), terrorism, social and political discord, geopolitical events, national and international political circumstances, and other unforeseen and/or uncontrollable events with widespread impact. These disruptions may affect the level and volatility of security prices and liquidity of any investments. Unexpected volatility could impair an investment’s profitability or result in it suffering losses. Economies and financial markets throughout the world are becoming increasingly interconnected, which increases the likelihood that events or conditions in one country or region will adversely impact markets or securities industry participants in other countries or regions.

The extent of the impact of any such disruption on the Trust will depend on many factors, including the duration and scope of such disruption, the extent of any related travel advisories and restrictions implemented, the impact of such disruption on overall supply and demand, goods and services, investor liquidity, consumer confidence and levels of economic activity and the extent of its disruption to important global, regional and local supply chains and economic markets, all of which are highly uncertain and cannot be predicted. A disruption may materially and adversely impact the value and performance of any investment, the Advisor’s ability to source, manage and divest investments, and the Advisor’s ability to achieve the Trust’s investment objectives, ultimately resulting in significant losses to investors. In addition, there is a risk that a long disruption will significantly impact the operations of the Advisor, the Trust, and its portfolio investments, or even temporarily or permanently halt their operations.

•        REIT Issues.    U.S. REITs are subject to a highly technical and complex set of provisions in the Code. It is possible that the Trust may invest in a real estate company which purports to be a REIT but which fails to qualify as a REIT. In the event of any such unexpected failure to qualify as a REIT, the purported REIT would be subject to corporate-level taxation, significantly reducing the return to the Trust on its investment in such company.

Stock Market Risks.    A portion of your investment in Common Shares represents an indirect investment in equity securities owned by the Trust, substantially all of which are traded on a domestic or foreign securities exchange or in the over-the-counter markets. The value of these securities, like other stock market investments, may move up or down, sometimes rapidly and unpredictably.

Common Stock Risk.    While common stock has historically generated higher average returns than fixed income securities, common stock has also experienced significantly more volatility in those returns. An adverse event, such as an unfavorable earnings report, may depress the value of common stock held by the Trust. Also, the price of common stock is sensitive to general movements in the stock market. A drop in the stock market may depress the price of common stock held by the Trust.

Foreign Securities Risks.    Although it is not the Trust’s current intent, the Trust may invest up to 100% of its total assets in real estate securities of non-U.S. issuers or that are denominated in various foreign currencies or multinational currency units (“Foreign Securities”). Such investments involve certain risks not involved in domestic investments. Securities markets in certain foreign countries are not as developed, efficient or liquid as securities markets in the United States. Therefore, the prices of Foreign Securities often are volatile. In addition, the Trust will be subject to risks associated with adverse political and economic developments in foreign countries, which could cause the Trust to lose money on its investments in Foreign Securities. The Trust may hold any Foreign Securities of issuers in so-called “emerging markets” which may entail additional risks. See “Risk Factors — Emerging Markets Risks.”

Foreign Currency Risk.    Although the Trust will report its net asset value and pay distributions in U.S. dollars, Foreign Securities often are purchased with and make interest payments in foreign currencies. Therefore, when the Trust invests in Foreign Securities, it will be subject to foreign currency risk, which means that the Trust’s net asset value could decline as a result of changes in the exchange rates between foreign currencies and the U.S. dollar. Certain foreign countries may impose restrictions on the ability of issuers of Foreign Securities to make payment of principal and interest to investors located outside the country, due to blockage of foreign currency exchanges or otherwise.

Emerging Markets Risks.    The Trust may invest in Real Estate Equity Securities of issuers located or doing substantial business in “emerging markets.” Because of less developed markets and economies and, in some countries, less mature governments and governmental institutions, the risks of investing in foreign securities can be intensified in the case of investments in issuers domiciled or doing substantial business in emerging market countries. These risks include high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of investors and financial intermediaries; political and social uncertainties; over-dependence on exports, especially with respect to primary commodities, making these economies vulnerable to changes in commodity prices; overburdened infrastructure and obsolete or unseasoned financial systems; environmental problems; less developed legal systems; and less reliable custodial services and settlement practices.

Leverage Risk.    The use of leverage through debt creates an opportunity for increased Common Share net investment income dividends, but also creates risks for the holders of Common Shares. The Trust’s leveraging strategy may not be successful. Leverage creates two major types of risks for the holders of Common Shares:

•        the likelihood of greater volatility of net asset value and market price of the Common Shares because changes in the value of the Trust’s portfolio, including securities bought with the proceeds of the leverage, are borne entirely by the holders of Common Shares; and

•        the possibility either that Common Share net investment income will fall if the leverage expense rises or that Common Share net investment income will fluctuate because the leverage expense varies.

Small-Cap Companies Risk.    The Trust may invest in Real Estate Equity Securities of smaller companies which may entail additional risks. There may be less trading in a smaller company’s stock, which means that buy and sell transactions in that stock could have a larger impact on the stock’s price than is the case with larger company stocks. Smaller companies also may have fewer lines of business so that changes in any one line of business may have a greater impact on a smaller company’s stock price than is the case for a larger company. Further, smaller company stocks may perform in different cycles than larger company stocks. Accordingly, shares of these companies can be more volatile than, and at times will perform differently from, large company stocks such as those found in the Dow Jones Industrial Average. In addition, there are relatively few REITs when compared to other types of companies. Even the larger global real estate companies tend to be small to medium-sized companies in comparison to many industrial and service companies.

Preferred Securities.    The Trust may invest in preferred securities, which entail special risks, including:

•        Deferral.    Preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If the Trust owns a preferred security that is deferring its distributions, the Trust may be required to report income for tax purposes although it has not yet received such income.

•        Subordination.    Preferred securities are subordinated to bonds and other debt instruments in a company’s capital structure with respect to priority to corporate income and liquidation payments, and therefore will be subject to greater credit risk than more senior debt instruments.

•        Liquidity.    Preferred securities may be substantially less liquid than many other securities, such as common stocks or U.S. government securities.

•        Limited Voting Rights.    Generally, preferred security holders (such as the Trust) have no voting rights with respect to the issuing company unless preferred dividends have been in arrears for a specified number of periods, at which time the preferred security holders may elect a number of directors to the issuer’s board. Generally, once all the arrearages have been paid, the preferred security holders no longer have voting rights. In the case of certain trust preferred securities, holders generally have no voting rights, except (i) if the issuer fails to pay dividends for a specified period of time or (ii) if a declaration of default occurs and is continuing. In such an event, rights of holders of trust preferred securities generally would include the right to appoint and authorize a trustee to enforce the trust or special purpose entity’s rights as a creditor under the agreement with its operating company.

•        Special Redemption Rights.    In certain varying circumstances, an issuer of preferred securities may redeem the securities prior to a specified date. For instance, for certain types of preferred securities, a redemption may be triggered by a change in Federal income tax or securities laws. As with call provisions, a redemption by the issuer may negatively impact the return on the security held by the Trust.

•        New Types of Securities.    From time to time, preferred securities, including trust preferred securities, have been, and may in the future be, offered having features other than those described herein. The Trust reserves the right to invest in these securities if the Advisor believes that doing so would be consistent with the Trust’s investment objectives and policies. Since the market for these instruments would be new, the Trust may have difficulty disposing of them at a suitable price and time. In addition to limited liquidity, these instruments may present other risks, such as high price volatility.

Illiquid Securities.    The Trust may invest in illiquid securities. Illiquid securities are securities that are not readily marketable and may include some restricted securities, which are securities that may not be resold to the public without an effective registration statement under the Securities Act of 1933, (the “Securities Act’’) or, if they are unregistered, may be sold only in a privately negotiated transaction or pursuant to an exemption from registration. Illiquid investments involve the risk that the securities will not be able to be sold at the time desired by the Trust or at prices approximating the value at which the Trust is carrying the securities on its books.

Lower-Rated Securities.    The Trust will not invest more than 20% of its total assets in non-investment grade securities (“junk bonds”) and preferred securities rated below investment grade or unrated and considered by the Advisor to be of comparable quality.

The values of lower-rated securities often reflect individual corporate developments and have a higher sensitivity to economic changes than do higher rated securities. Issuers of lower-rated securities are often in the growth stage of their development and/or involved in a reorganization or takeover. The companies are often highly leveraged (have a significant amount of debt relative to shareholders’ equity) and may not have available to them more traditional financing methods, thereby increasing the risk associated with acquiring these types of securities. In some cases, obligations with respect to lower-rated securities are subordinated to the prior repayment of senior indebtedness, which will potentially limit the Trust’s ability to fully recover principal or to receive interest payments when senior securities are in default. Thus, investors in lower-rated securities have a lower degree of protection with respect to principal and interest payments than do investors in higher rated securities.

During an economic downturn, a substantial period of rising interest rates or a recession, issuers of lower-rated securities may experience financial distress possibly resulting in insufficient revenues to meet their principal and interest payment obligations, to meet projected business goals and to obtain additional financing. An economic downturn could also disrupt the market for lower-rated securities and adversely affect the ability of the issuers to repay principal and interest. If the issuer of a security held by the Trust defaults, the Trust may not receive full interest and principal payments due to it and could incur additional expenses if it chose to seek recovery of its investment.

Convertible Securities.    The Trust may also invest in convertible securities of real estate companies. The market value of convertible securities may decline as interest rates increase and, conversely, may increase as interest rates decline. In addition, because of the conversion feature, the market value of convertible securities may vary with fluctuations in the market value of the underlying common stock. A unique feature of convertible securities is that as the market price of the underlying common stock declines, convertible securities tend to trade increasingly on a yield basis, and so may not experience market value declines to the same extent as the underlying common stock. When the market price of the underlying common stock increases, the prices of the convertible securities tend to rise as a reflection of the value of the underlying common stock. While no securities investments are without risk, investments in convertible securities generally entail less risk than investments in common stock of the same issuer.

Interest Rate Risk.    Interest rate risk is the risk that fixed income investments, such as preferred securities and debt securities, and to a lesser extent dividend-paying common stocks, such as REIT common stocks, will decline in value because of changes in market interest rates. When market interest rates rise, the market value of such securities generally will fall. The Trust’s investment in such securities means that the net asset value and market price of its Common Shares will tend to decline if market interest rates rise. Your Common Shares at any point in time may be worth less than what you invested, even after taking into account the reinvestment of Trust distributions. The Trust utilizes leverage, which magnifies interest rate risk.

Strategic Transactions.    For general portfolio management purposes, the Trust may use various other investment management techniques that also involve certain risks and special considerations, including engaging in hedging and risk management transactions, including interest rate swaps and options and foreign currency transactions. These strategic transactions will be entered into to seek to manage the risks of the Trust’s portfolio of securities, but may have the effect of limiting the gains from favorable market movements.

Inflation Risk.    Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the Common Shares and distributions can decline and the dividend payments in respect of preferred shares, if any, or interest payments on any borrowings may increase.

Deflation Risk.    Deflation risk is the risk that the Trust’s distributions may be reduced in the future as lower prices reduce interest rates and earning power, resulting in lower distributions on the assets owned by the Trust.

Market Discount Risk.    Shares of closed-end management investment companies frequently trade at a discount from their net asset value. This characteristic is a risk separate and distinct from the risk that the Trust’s net asset value could decrease as a result of Trust investment activities. Whether investors will realize gains or losses upon the sale of the shares will depend not upon the Trust’s net asset value but entirely upon whether the market price of the shares at the time of sale is above or below the investor’s purchase price for the shares. Because the market price of the shares will be determined by factors such as relative supply of and demand for shares in the market, general market and economic conditions, and other factors beyond the control of the Trust, we cannot predict whether the shares will trade at, below or above net asset value.

Investment Risk.    An investment in the Trust is subject to investment risk, including the possible loss of the entire principal amount that you invest.

Anti-Takeover Provisions.    The Trust’s Amended and Restated Agreement and Declaration of Trust (the “Agreement and Declaration of Trust”) includes provisions that could limit the ability of other entities or persons to acquire control of the Trust or convert the Trust to open-end status. These provisions could deprive the holders of Common Shares of opportunities to sell their Common Shares at a premium over the then current market price of the Common Shares or at net asset value. In addition, if the Trust issues preferred shares, the holders of the preferred shares will have voting rights that could deprive holders of Common Shares of such opportunities.

Market Disruption Risk.    A disruption of the U.S. or world financial markets could impact interest rates, auctions, secondary trading, ratings, credit risk, inflation and other factors relating to the Common Shares.

Concentration Risk.    The Trust invests a substantial portion of its assets (“concentrates”) in a particular market, industry, group of industries, country, region, group of countries, asset class or sector generally is subject to greater risk than a portfolio that invests in a more diverse investment portfolio. In addition, the value of the Trust’s portfolio is more susceptible to any single economic, market, political or regulatory occurrence affecting, for example, that particular market, industry, region or sector. This is because, for example, issuers in a particular market, industry, region or sector often react similarly to specific economic, market, regulatory, or political developments.

Options Risk.    There are several risks associated with transactions in options on securities. As the writer of a covered call option, the Trust forgoes, during the option’s life, the opportunity to profit from increases in the market value of the security covering the call option above the sum of the premium and the strike price of the call but has retained the risk of loss should the price of the underlying security decline. The writer of an option has no control over the time when it may be required to fulfill its obligation as writer of the option. Once an option writer has received an exercise notice, it cannot effect a closing purchase transaction in order to terminate its obligation under the option and must deliver the underlying security at the exercise price.

For additional risk information related to investing in the Trust, see “Risk Factors.”

SUMMARY OF TRUST EXPENSES

The purpose of the table and the examples below is to help you understand all fees and expenses that you, as an investor in Common Shares of the Trust, would bear, directly or indirectly, as a result of an offering. The table shows the Trust’s expenses as a percentage of the average net assets attributable to Common Shares, and not as a percentage of total assets or total investment exposure.

Shareholder Transaction Expenses
Sales Load (as a percentage of offering price)	—	%(1)
Offering Expenses of the Common Shares borne by the Trust	—	%(1)
Dividend Reinvestment Plan Fees(3)	None
Percentage of Net Assets Attributable to Common Shares(2)
Annual Expenses
Management Fees(4)	1.23%
Other Expenses(5)	0.22%
Total Annual Expenses Excluding Interest Expense	1.45%
Interest Payments on Borrowed Funds(6)	2.29%
Total Annual Expenses Including Interest Expense	3.74%

____________

(1)      The sales load will apply only if the securities to which this prospectus relates are sold to or through underwriters. In such case, a corresponding prospectus supplement will disclose the applicable sales load. The corresponding prospectus supplement will also disclose the estimated offering expenses borne by the Trust.

(2)      The table below estimates what the Trust’s annual expenses would be stated as percentages of the Trust’s net assets attributable to Common Shares.

(3)      Common shareholders will pay brokerage charges if they direct the Plan Agent (defined below) to sell Common Shares held in a dividend reinvestment account. See “Dividend Reinvestment Plan.” There are no fees charged to stockholders for participating in the Trust’s dividend reinvestment plan. However, shareholders participating in the plan that elect to sell their shares obtained pursuant to the plan would pay $2.50 sales fee and a $0.15 per share sold brokerage commission.

(4)      The Advisor receives an annual fee, payable monthly in arrears, in an amount equal to 0.85% of the average daily value of the Trust’s Managed Assets. “Managed Assets” means the total assets of the Trust minus the sum of the accrued liabilities (other than the aggregate indebtedness or other liabilities constituting financial leverage). If the Trust uses leverage, the amount of fees paid to the Advisor for investment management services will be higher than if the Trust does not use leverage because the fees paid are calculated on the Trust’s Managed Assets, which include assets purchased with leverage. Consequently, since the Trust has leverage outstanding, the management fee as a percentage of net assets attributable to Common Stock is higher than if the Trust did not utilize leverage.

(5)      Based on estimated amounts for the current fiscal year assuming completion of an offering of $150,000,000.

(6)      Based on actual borrowings as of December 31, 2022, increased to account for leverage on the additional assets under management, assuming completion of the proposed issuance, and utilizing the interest rate as of that same date of 5.08%. This requires that the Trust utilizes financial leverage through borrowings in an amount equal to the maximum allowed under the current credit facility with the Bank of New York Mellon (“BNY”) of $400 million. To reach the regulatory borrowing limit of 33⅓% of the Trust’s capital, the credit facility with BNY would need to be increased from its current maximum borrow limit of $400 million.

EXAMPLE:

The following example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) total annual expenses set forth above, and (2) a 5% annual return:(1)

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred(2)	$45	$121	$199	$403

____________

(1)      The example should not be considered a representation of future expenses. The example assumes that the estimated “Other Expenses” set forth in the Annual Expenses table are accurate, that all dividends and distributions are reinvested at net asset value. The example uses the 3.74% annual expense calculated above for the 10 year period. Actual expenses may be greater or less than those assumed. Moreover, the Trust’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

(2)      Assumes that leverage remains 31.93% of the Trust’s capital throughout the periods reflected. See “Management of the Trust — Investment Management Agreement.”

FINANCIAL HIGHLIGHTS

The financial highlights table is intended to help you understand the Trust’s financial performance for the periods presented. Certain information reflects financial results for a single Common Share of the Trust. The financial highlights as of and for the fiscal years ended December 31, 2014, through December 31, 2022, are derived from the Trust’s financial statements audited by KPMG LLP, the independent registered public accounting firm for the Trust. The financial highlights for the year ended December 31, 2013, are derived from financial statements audited by another independent registered public accounting firm. The Trust’s financial highlights for the fiscal years ended December 31, 2013, through December 31, 2017, are included in the Trust’s annual report on Form N-CSR for the fiscal year ended December 31, 2017. The Trust’s financial highlights for the fiscal years ended December 31, 2018, through December 31, 2022, are included in the Trust’s annual report on Form N-CSR for the fiscal year ended December 31, 2022, which is incorporated by reference into the Trust’s prospectus and SAI.

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Per share operating performance for a share outstanding throughout the period
Net asset value, beginning of period	$10.48	$8.11	$8.86	$7.55	$8.99
Income from investment operations
Net investment income(1)	0.20	0.22	0.17	0.16	0.19
Net realized and unrealized gain (loss) on investments, written options and foreign currency transactions	(3.67)	2.75	(0.32)	1.75	(1.03)
Total from investment operations	(3.47)	2.97	(0.15)	1.91	(0.84)
Distributions on Common Shares
Net investment income	(0.21)	(0.08)	(0.21)	(0.30)	(0.17)
Net realized gains	(0.49)	(0.52)	—	—	—
Return of capital	—	—	(0.39)	(0.30)	(0.43)
Total distributions to common shareholders	(0.70)	(0.60)	(0.60)	(0.60)	(0.60)
NET ASSET VALUE, END OF PERIOD	$6.31	$10.48	$8.11	$8.86	$7.55
MARKET VALUE, END OF PERIOD	$5.73	$9.79	$6.88	$8.02	$6.16
Total investment return(2)
Net asset value	(33.97)%	37.88%	(0.74)%	25.74%	(9.75)%
Market value	(35.54)%	52.66%	(5.52)%	40.87%	(15.52)%
Ratios and supplemental data
Net assets, applicable to Common Shares, end of period (thousands)	$736,011	$1,221,609	$945,194	$1,032,890	$880,636
Ratios to average net assets applicable to Common Shares of:
Net expenses	2.29%	1.46%	1.53%	1.57%	1.54%
Net expenses, excluding interest on line of credit	1.39%	1.24%	1.26%	1.16%	1.17%
Net investment income	2.49%	2.37%	2.25%	1.89%	2.30%
Portfolio turnover rate	53.88%	78.44%	72.50%	44.97%	70.38%

____________

(1)      Based on average shares outstanding.

(2)      Total investment return does not reflect brokerage commissions. Dividends and distributions are assumed to be reinvested at the prices obtained under the Trust’s Dividend Reinvestment Plan. Net Asset Value (“NAV”) total return is calculated assuming reinvestment of distributions at NAV on the date of the distribution.

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014	For the Year Ended December 31, 2013
Per share operating performance for a share outstanding throughout the year
Net asset value, beginning of year	$8.65	$9.04	$10.16	$9.04	$9.48
Income from investment operations
Net investment income(1)	0.27	0.26	0.27	0.30	0.33
Net realized and unrealized gain (loss) on investments, written options, and foreign currency transactions	0.67	(0.05)	(0.82)	1.36	(0.23)
Total from investment operations	0.94	0.21	(0.55)	1.66	0.10
Dividends and distributions on Common Shares
Net investment income	(0.60)	(0.34)	(0.57)	(0.40)	(0.39)
Return of capital	—	(0.26)	—	(0.14)	(0.15)
Total dividends and distributions to Common Shareholders	(0.60)	(0.60)	(0.57)	(0.54)	(0.54)
NET ASSET VALUE, END OF YEAR	$8.99	$8.65	$9.04	$10.16	$9.04
MARKET VALUE, END OF YEAR	$7.92	$7.30	$7.64	$8.99	$7.92
Total investment return(2)
Net asset value	11.28%	2.17%	(5.57)%	18.73%	0.91%
Market value	17.22%	3.17%	(8.89)%	20.74%	(4.93)%
Ratios and supplemental data
Net assets, applicable to Common Shares, end of year (thousands)	$1,048,432	$1,008,918	$1,053,863	$1,184,712	$1,053,535
Ratios to average net assets applicable to Common Shares of:
Net expenses, including fee waiver	1.43%	1.18%	1.19%	1.14%	1.06	%(3)
Net expenses, excluding fee waiver	1.43%	1.18%	1.19%	1.14%	1.07	%(3)
Net expenses, including fee waiver and excluding interest on line of credit	1.16%	1.09%	1.10%	1.08%	1.04	%(3)
Net expenses, excluding fee waiver and interest on line of credit	1.16%	1.09%	1.10%	1.08%	1.04	%(3)
Net investment income	3.02%	2.86%	2.79%	3.05%	3.43%
Portfolio turnover rate	124.07%	67.36%	76.54%	21.27%	11.38%

____________

(1)      Based on average shares outstanding.

(2)      Total investment return does not reflect brokerage commissions. Dividends and distributions are assumed to be reinvested at the prices obtained under the Trust’s Dividend Reinvestment Plan. Net Asset Value (“NAV”) total return is calculated assuming reinvestment of distributions at NAV on the date of the distribution.

(3)      Effective February 28, 2013, the investment management fee waiver agreement expired.

Senior Securities

The following table sets forth information regarding the Trust’s outstanding senior securities as of the end of each of the Trust’s last ten fiscal periods. The Trust’s senior securities during this time period are comprised of outstanding indebtedness, which constitutes a “senior security” as defined in the 1940 Act. The information in this table for the fiscal years ended 2022, 2021, 2020, 2019, and 2018 has been audited by KPMG LLP, independent registered public accounting firm. The Trust’s audited financial statements, including the report of KPMG LLP thereon, and accompanying notes thereto, are incorporated herein by reference to the Trust’s annual report on Form N-CSR for the fiscal period ended December 31, 2022.

	Borrowings Outstanding at the End of Period
Fiscal Year Ended December 31	Aggregate Amount Outstanding (000)(1)	Asset Coverage Per $1,000(2)
2022	$345,209,400	$3,132
2021	$320,488,800	$4,812
2020	$289,726,800	$4,262
2019	$121,019,500	$9,535
2018	$74,110,800	$12,883
2017	$175,743,600	$6,966
2016	$88,108,200	$12,451
2015	$174,414,970	$7,042
2014	$125,923,000	$10,408
2013	$58,727,500	$18,939

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(1)      Aggregate Amount Outstanding: Aggregate amount outstanding represents the principal amount outstanding as of the end of the relevant fiscal year owed by the Trust to lenders under arrangements in place at the time.

(2)      Asset Coverage per $1,000: Asset coverage per $1,000 of debt is calculated by subtracting the Trust’s liabilities and indebtedness not represented by senior securities from the Trust’s total assets, dividing the result by the aggregate amount of the Trust’s senior securities representing indebtedness then outstanding, and multiplying the result by 1,000.

THE TRUST

The Trust is a diversified, closed-end management investment company registered under the Investment Company Act. The Trust was organized as a Delaware statutory trust on November 6, 2003, pursuant to the Amended and Restated Agreement and Declaration of Trust governed by the laws of the State of Delaware (the “Agreement and Declaration of Trust”). During 2004, the Trust issued 101,000,000 shares of common stock at $15.00 per share. In connection with the Trust’s Dividend Reinvestment Plan (“DRIP”), the Trust issued no Common Shares for the years ended December 31, 2022 and December 31, 2021, respectively. As of February 15, 2023, the Trust had outstanding Common Shares of 116,590,494 with a par value of $0.001 per share.

The Trust’s Common Shares are traded on NYSE under the symbol “IGR”. The Trust’s principal office is located at 201 King of Prussia Road, Suite 600, Radnor, Pennsylvania 19087 and its telephone number is 1-877-711-4272.

The following provides information about the Trust’s outstanding shares as of February 15, 2023:

Title of Class	Amount Authorized	Amount Held by the Trust or for its Account	Amount Outstanding
Common Shares	Unlimited	0	116,590,494

TRADING AND NET ASSET VALUE INFORMATION

The following table sets forth for each of the quarters indicated: (i) the high and low closing market prices for Common Shares on the NYSE, (ii) the corresponding net asset value (“NAV”) per share, and (iii) the premium or discount to NAV per share at which the Trust’s Common Shares were trading as of such date. NAV is determined once daily as of the close of regular trading of the NYSE (typically 4:00 P.M., Eastern Time). See “Determination of Net Asset Value” for information as to the determination of the Trust’s NAV.

	Closing Market Price Per Common Share(1)		NAV per Common Share on Date of Market Price(2)		Premium/(Discount) on Date of Market Price(1)
Fiscal Quarter Ended	High	Low	High	Low	High	Low
September 30, 2020	$6.33	$5.82	$7.52	$7.05	-15.82%	-17.45%
December 31, 2020	$6.88	$5.57	$8.11	$6.90	-15.17%	-19.28%
March 31, 2021	$7.81	$6.69	$8.47	$7.88	-7.79%	-15.10%
June 30, 2021	$9.09	$7.83	$9.77	$8.60	-6.96%	-8.95%
September 30, 2021	$9.42	$8.36	$10.15	$9.21	-7.19%	-9.23%
December 31, 2021	$9.79	$8.46	$10.48	$9.29	-6.58%	-8.93%
March 31, 2022	$9.78	$7.98	$10.38	$8.85	-5.78%	-9.83%
June 30, 2022	$9.18	$6.77	$9.68	$7.10	-5.17%	-4.65%
September 30, 2022	$8.28	$5.59	$8.50	$5.97	-2.59%	-6.37%
December 31, 2022	$6.46	$5.30	$6.66	$5.68	-3.00%	-6.69%

____________

(1)      Source: The Advisor, based on public information available via Factset.

(2)      Source: NYSE.

The NAV per Common Share, the market price and percentage of premium/(discount) to NAV per Common Share on February 15, 2023 was $7.10, $6.78 and -4.51%, respectively. As of February 15, 2023, the Trust had 116,590,494 Common Shares outstanding and net assets applicable to Common Shares of $827,629,789. See “Repurchase of Common Shares” in this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the Trust will use the net proceeds from any sales of Securities pursuant to this prospectus to make investments in accordance with the Trust’s investment objectives and policies. In certain limited circumstances, the Trust may also opt to use the net proceeds from any sale to repay borrowings or notes, close-out reverse repurchase agreements or unwind derivatives transactions.

To the extent a portion of the net proceeds from an offering are used to make investments, the relevant prospectus supplement will include an estimate of the length of time it is expected to take to invest such proceeds. The Trust anticipates that the net proceeds will be invested shortly following completion of an offering and in any event expects the time period to be less than three months. To the extent a portion of the net proceeds from an offering are used to repay borrowings or notes, close-out reverse repurchase agreements or unwind derivatives transactions, the Trust anticipates that such use of the proceeds will be effected as soon as practicable after completion of the relevant offering.

THE TRUST’S INVESTMENTS

The following section describes the Trust’s investment objectives, significant investment policies and investment techniques. More complete information describing the Trust’s significant investment policies and techniques, including the Trust’s fundamental investment restrictions, can be found in the Statement of Additional Information, which is herein incorporated by reference.

Investment Objectives and Policies

The Trust’s primary investment objective is high current income and its secondary investment objective is capital appreciation. The Trust has a policy of concentrating its investments in the real estate industry. The Trust’s investment objectives and its policy of concentrating its investments in the real estate industry are fundamental and may not be changed without shareholder approval. Unless otherwise indicated, the Trust’s other investment policies are not fundamental and may be changed by the Board of Trustees without shareholder approval, although it has no current intention of doing so. There can be no assurance that the Trust’s investment objectives will be achieved.

The Trust has a policy of concentrating its investments in the real estate industry and not in any other industry. Under normal market conditions, the Trust will invest substantially all but no less than 80% of its total assets in income-producing global “Real Estate Equity Securities.” Real Estate Equity Securities include common stocks, preferred securities, warrants and convertible securities issued by real estate companies, such as REITs and REOCs. The Trust, under normal market conditions, invests (i) at least 30% of its assets in securities of companies economically tied to countries other than the United States, and (ii) in the securities of companies economically tied to a minimum of seven countries, including the United States. The Trust, under normal market conditions, will invest in Real Estate Equity Securities of companies domiciled primarily in developed countries. However, the Trust may invest up to 15% of its total assets in Real Estate Equity Securities of companies domiciled in emerging market countries. Under normal market conditions, the Trust expects to have investments in at least three countries, including the United States.

The Trust will invest primarily in Real Estate Equity Securities with market capitalizations that range, in the current market environment, from approximately $75 million to approximately $100 billion. However, there is no restriction on the market capitalization range or the actual market capitalization of the individual companies in which the Trust may invest.

The Trust may invest up to 25% of its total assets in preferred securities of global real estate companies. The Trust may invest up to 20% of its total assets in preferred securities that are rated below investment grade or that are not rated and are considered by the Trust’s investment adviser to be of comparable quality. Preferred securities of non-investment grade quality are regarded as having predominantly speculative characteristics with respect to the capacity of the issuer of the preferred securities to pay interest and repay principal. Investment grade quality securities are those that are rated within the four highest grades by Moody’s Investors Service, Inc., S&P Global Ratings, or Fitch Ratings at the time of investment or are considered by the Trust’s investment adviser to be of comparable quality. Although it has no present intentions to do so, the Trust may invest in securities and other instruments that, at the time of investment, are illiquid (i.e., securities that are not readily marketable).

The Trust defines a real estate company as a company that derives at least 50% of its revenue from the ownership, construction, financing, management or sale of commercial, industrial or residential real estate or has at least 50% of its assets invested in such real estate. A common type of real estate company, a REIT, is a domestic corporation that pools investors’ funds for investment primarily in income-producing real estate or in real estate related loans (such as mortgages) or other interests. Therefore, a REIT normally derives its income from rents or from interest payments and may realize capital gains by selling properties that have appreciated in value. A U.S. REIT is not taxed on income distributed to its shareholders if it complies with several requirements of the Code. As a result, REITs tend to pay relatively high dividends (as compared to other types of companies), and the Trust intends to use these REIT dividends in an effort to meet its primary objective of high current income.

Global real estate companies outside the U.S. include, but are not limited to, companies with similar characteristics to the REIT structure, in which revenue primarily consists of rent derived from owned, income-producing real estate properties, dividend distributions as a percentage of taxable net income are high (generally greater than 80%), debt levels are generally conservative and income derived from development activities is generally limited.

The Trust may invest in securities of foreign issuers in the form of American Depositary Receipts (“ADRs”) and European Depositary Receipts (“EDRs”). The Trust may purchase or sell (write) options on securities and securities indices which are listed on a national securities exchange or in the over-the-counter market as a means of achieving additional return or of hedging the value of the Trust’s portfolio.

The Trust may engage in foreign currency transactions, including foreign currency forward contracts, options, swaps, and other strategic transactions in connection with its investments in foreign Real Estate Equity Securities. Although not intended to be a significant element in the Trust’s investment strategy, from time to time the Trust may use various other investment management techniques that also involve certain risks and special considerations, including engaging in short sales.

The Trust will invest in Real Estate Equity Securities where dividend distributions are subject to withholding taxes as determined by United States tax treaties with respective individual foreign countries. Generally, the Trust will invest in Real Estate Equity Securities that are excluded from the reduced tax rates as determined by the Jobs and Growth Tax Relief Reconciliation Act of 2003.

Approach to Selecting Securities

The Advisor uses a disciplined two-step process for constructing the Trust’s portfolio. First, the Advisor selects sectors and geographic regions in which to invest, and determines the degree of representation in the Trust’s portfolio of such sectors and regions, through a systematic evaluation of public and private property market trends and conditions. Second, the Advisor uses a proprietary process and tools to identify investments with superior relative return prospects relative to the overall universe of stocks. This proprietary process and tools examine many factors, including: (i.) growth; (ii.) value; (iii) quality; and (iv) market momentum. The Advisor may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into opportunities it believes are more promising.

Portfolio Composition

The Trust’s portfolio will be composed principally of the investments described below. A more detailed description of the Trust’s investment policies and restrictions and more detailed information about the Trust’s portfolio investments are contained in the Statement of Additional Information.

Real Estate Companies.    Under normal market conditions, the Trust will invest substantially all but not less than 80% of its total assets in income producing common stocks, preferred securities, warrants and convertible securities issued by global real estate companies. For purposes of the Trust’s investment policies, the Trust defines a real estate company as a company that derives at least 50% of its total revenue or earnings from the owning, operating, leasing, developing, managing, brokering and/or selling real estate, or has at least 50% of its assets invested in real estate.

Real Estate Investment Trusts (REITs).    The Trust will invest in REITs. A REIT is a real estate company that pools investors’ funds for investment primarily in income-producing real estate or in real estate related loans (such as mortgages) or other interests. Therefore, a REIT normally derives its income from rents or from interest payments, and may realize capital gains by selling properties that have appreciated in value. A U.S. REIT is not taxed on income distributed to its shareholders if it complies with several requirements relating to its organization, ownership, assets and income and a requirement that it distribute to its shareholders at least 90% of its taxable income (other than net capital gains) for each taxable year and otherwise complies with the requirements of the Code. As a result, REITs tend to pay higher dividends relative to other types of companies, and the Trust intends to use these REIT dividends in an effort to meet its primary objective of high current income.

REITs can generally be classified as Equity REITs, Mortgage REITs and Hybrid REITs. Equity REITs, which invest the majority of their assets directly in real property, derive their income primarily from rents. Equity REITs can also realize capital gains by selling properties that have appreciated in value. Mortgage REITs, which invest the majority of their assets in real estate mortgages, derive their income primarily from interest payments. Hybrid REITs combine the characteristics of both Equity REITs and Mortgage REITs.

Non-U.S. Real Estate Companies.    The Trust will invest in global real estate companies outside the U.S. These companies include, but are not limited to, companies with similar characteristics to the REIT structure, in which revenue primarily consists of rent derived from owned, income-producing real estate properties, dividend distributions as a percentage of taxable net income are high (generally greater than 80%), debt levels are generally conservative and income derived from development activities is generally limited.

Depositary Receipts.    The Trust may also invest in securities of foreign issuers in the form of American Depositary Receipts (“ADRs”) and European Depositary Receipts (“EDRs”). Generally, ADRs in registered form are dollar denominated securities designed for use in the U.S. securities markets, which represent and may be converted into an underlying foreign security. EDRs, in bearer form, are designed for use in the European securities markets.

Preferred Securities.    The Trust may invest in preferred securities issued by real estate companies. Preferred securities pay fixed or floating rate dividends to investors, and have a “preference” over common stock in the payment of dividends and the liquidation of a company’s assets. This means that a company must pay dividends on preferred securities before paying any dividends on its common stock. Preferred security holders usually have no right to vote for corporate directors or on other matters.

Convertible Debt of Real Estate Companies.    The Trust may invest in convertible debt of real estate companies. The investment return of convertible corporate bonds reflects interest on the security and changes in the market value of the security. The market value of a convertible corporate bond generally may be expected to rise and fall inversely with interest rates. The market value of a convertible corporate bond also may be affected by the credit rating of the corporation, the corporation’s performance and perceptions of the corporation in the market place. There is a risk that the issuers of the securities may not be able to meet their obligations with respect to interest or principal payments at the time called for by an instrument.

Foreign Securities.    The Trust may invest up to 100% of its total assets in Foreign Securities, including securities denominated in foreign currencies or in multinational currency units. The Trust may hold any Foreign Securities of emerging market issuers which may entail additional risks. See “Risk Factors — Emerging Markets Risks” below. Foreign securities markets generally are not as developed or efficient as those in the United States. Securities of some foreign issuers are less liquid and more volatile than securities of comparable U.S. issuers. Similarly, volume and liquidity in most foreign securities markets are less than in the United States and, at times, volatility of price can be greater than in the United States.

Because evidence of ownership of such securities usually is held outside the United States, the Trust will be subject to additional risks which include possible adverse political and economic developments, seizure or nationalization of foreign deposits and adoption of governmental restrictions which might adversely affect or restrict the payment of principal and interest on the Foreign Securities to investors located outside the country of the issuer, whether from currency blockage or otherwise.

Since Foreign Securities often are purchased with and payable in currencies of foreign countries, the value of these assets as measured in U.S. dollars may be affected favorably or unfavorably by changes in currency rates and exchange control regulations.

Lower-Rated Securities.    The Trust will not invest more than 20% of its total assets in preferred securities of below investment grade quality. Investment grade quality securities are those that are rated within the four highest grades (i.e., Baa3/BBB- or better) by Moody’s, S&P or Fitch, or unrated securities determined by the Advisor to be of comparable credit quality. The Trust may only invest in high yield securities that are rated CCC- or higher by S&P, rated Caa or higher by Moody’s, or rated CCC- or higher by Fitch, or unrated securities determined by the Advisor to be of comparable quality. The Trust will not invest in securities that are in default as to payment of principal or interest at the time of purchase.

See “Risk Factors — Risks of Investment in Lower-Rated Securities” for a discussion of the risks of below investment grade securities. For a description of security ratings, see Appendix A of the Statement of Additional Information.

Strategic Transactions.    The Trust may, but is not required to, use various strategic transactions described below to seek to generate total return, facilitate portfolio management and mitigate risks. Such strategic transactions are regularly used by many mutual funds and other institutional investors. Although the Advisor seeks to use these kinds of transactions to further the Trust’s investment objectives, no assurance can be given that they will achieve this result.

Strategic Transactions have risks, including the imperfect correlation between the value of such instruments and the underlying assets, the possible default of the other party to the transaction and illiquidity of the derivative instruments. Furthermore, the ability to successfully use Strategic Transactions depends on the Advisor’s ability to predict pertinent market movements, which cannot be assured. Thus, the use of Strategic Transactions may result in losses greater than if they had not been used, may require the Trust to sell or purchase portfolio securities at inopportune times or for prices other than current market values, may limit the amount of appreciation the Trust can realize on an investment, or may cause the Trust to hold a security that it might otherwise sell. The use of currency transactions can result in the Trust incurring losses as a result of the imposition of exchange controls, suspension of settlements or the inability of the Trust to deliver or receive a specified currency. Additionally, amounts paid by the Trust as premiums and cash or other assets held in margin accounts with respect to Strategic Transactions are not otherwise available to the Trust for investment purposes.

A more complete discussion of Strategic Transactions and their risks is contained in the Trust’s Statement of Additional Information.

Illiquid Securities.    The Trust does not presently intend to invest in illiquid securities; however, the Trust may invest in illiquid securities. Illiquid securities are not readily marketable (i.e., within seven days) and include, but are not limited to, restricted securities (securities the disposition of which are restricted under the federal securities laws), securities that may be resold pursuant to Rule 144A under the Securities Act, but that are not deemed to be liquid, and repurchase agreements with maturities in excess of seven days.

Restricted securities may be sold only in privately negotiated transactions or in a public offering with respect to which a registration statement is in effect under the Securities Act. Where registration is required, the Trust may be obligated to pay all or part of the registration expenses and a considerable period may elapse between the time of the decision to sell and the time the Trust may be permitted to sell a security under an effective registration statement. If during such a period adverse market conditions were to develop, the Trust might obtain a less favorable price than that which prevailed when it decided to sell.

Temporary Defensive Position.    Upon the Advisor’s recommendation, during periods of unusual adverse market condition and in order to keep the Trust’s cash fully invested, including the period during which the net proceeds of the offering are being invested, the Trust may deviate from its investment objectives and invest all or any portion of its assets in investment grade debt securities, without regard to whether the issuer is a real estate company. In such a case, the Trust may not pursue or achieve its investment objectives.

Portfolio Turnover.    The Trust may engage in portfolio trading when considered appropriate, but short-term trading will not be used as the primary means of achieving the Trust’s investment objectives. Although the Trust cannot accurately predict its annual portfolio turnover rate, it is not expected to exceed 100% under normal circumstances. However, there are no limits on the rate of portfolio turnover, and investments may be sold without regard to length of time held when, in the opinion of the Advisor, investment considerations warrant such action. A higher turnover rate results in correspondingly greater brokerage commissions and other transactional expenses which are borne by the Trust. High portfolio turnover may result in the realization of net short-term capital gains by the Trust which, when distributed to shareholders, will be taxable as ordinary income. See “Tax Matters.”

BORROWINGS AND USE OF LEVERAGE

The Trust currently anticipates borrowing from banks and other financial institutions and may also borrow additional funds using such investment techniques as the Advisor may from time to time determine, in an amount up to 33 1/3% of its capital. This practice is known as “leverage.” The Trust has a secured line of credit with the Bank of New York Mellon (“BNY”) that allows the Trust to borrow up to an aggregate amount of $400,000,000. Borrowings under this arrangement bear interest at the Federal funds rate plus 75 basis points (0.75%). As of December 31, 2022, there were borrowings in the amount of $345,209,400 on the Trust’s line of credit.

Changes in the value of the Trust’s portfolio, including securities bought with the proceeds of the leverage, will be borne entirely by the holders of Common Shares. If there is a net decrease, or increase, in the value of the Trust’s investment portfolio, the leverage will decrease, or increase (as the case may be), the net asset value per Common Share to a greater extent than if the Trust were not leveraged. During periods in which the Trust is using leverage, the fees paid to the Advisor for advisory services will be higher than if the Trust did not use leverage because the fees paid will be calculated on the basis of the Trust’s Managed Assets, which include the proceeds from the leverage. This may create a conflict of interest between the Advisor and the common shareholders. Leverage involves greater risks. The Trust’s leveraging strategy may not be successful.

The Trust may also borrow money in an amount equal to 5% of its capital as a temporary measure for extraordinary or emergency purposes, including the payment of distributions and the settlement of securities transactions that otherwise might require untimely dispositions of Trust securities.

Effects of Leverage

The following table illustrates the effect of leverage on Common Share total return, assuming investment portfolio total returns (comprised of income and changes in the value of securities held in the Trust’s portfolio) of -10%, -5%, 0%, 5% and 10%. These assumed investment portfolio returns are hypothetical figures and are not necessarily indicative of the investment portfolio returns expected to be experienced by the Trust. Actual returns may be greater or less than those appearing in the table below. See “Risk Factors — Leverage Risk.” The table further reflects the issuance of leverage representing 31.93% of the Trust’s total net assets, net of expenses. The Trust’s currently projected annual interest on its leverage is 5.08%.

Assumed Portfolio Total Return (Net of Expenses)	(10.0)%	(5.0)%	0.0%	5.0%	10.0%
Common Share Total Return	(16.95)%	(9.67)%	(2.38)%	4.90%	12.19%

Common Share total return is composed of two elements — the Common Share distributions paid by the Trust (the amount of which is largely determined by the net investment income of the Trust after paying interest on borrowings) and gains or losses on the value of the securities the Trust owns. As required by Securities and Exchange Commission rules, the table above assumes that the Trust is more likely to suffer capital losses than to enjoy capital appreciation.

The Trust regularly utilizes leverage through borrowing. However, the foregoing illustrations will not be pertinent if the Trust were to cease using such leverage.

RISK FACTORS

Risk is inherent in all investing. Investing in any investment company security involves risk, including the risk that you may receive little or no return on your investment or that you may lose part or all of your investment. Therefore, before investing you should consider carefully the following risks that you assume when you invest in Common Shares.

General Real Estate Risks.    Real property investments are subject to varying degrees of risk. The yields available from investments in real estate depend on the amount of income and capital appreciation generated by the related properties. Income and real estate values may also be adversely affected by such factors as applicable laws, interest rate levels, and the availability of financing. If the properties do not generate sufficient income to meet operating expenses, including, where applicable, debt service, ground lease payments, tenant improvements, third-party leasing commissions and other capital expenditures, the income and ability of the real estate company to make payments of any interest and principal on its debt securities or dividends on its equity securities will be adversely affected. In addition, real property may be subject to the quality of credit extended and defaults by borrowers and tenants. The performance of the economy in each of the regions in which the real estate owned by the portfolio company is located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from such properties and their underlying values. The financial results of major local employers also may have an impact on the cash flow and value of certain properties. In addition, real estate investments are relatively illiquid and, therefore, the ability of real estate companies to vary their portfolios promptly in response to changes in economic or other conditions is limited. A real estate company may also have joint venture investments in certain of its properties, and consequently, its ability to control decisions relating to such properties may be limited.

Real property investments are also subject to risks which are specific to the investment sector or type of property in which the real estate companies are investing.

Retail Properties.    Retail properties are affected by the overall health of the economy. A retail property may be adversely affected by the growth of alternative forms of retailing, bankruptcy, decline in drawing power, a shift in consumer demand due to demographic changes and/or changes in consumer preference (for example, to discount retailers) and spending patterns. A retail property may also be adversely affected if an anchor or significant tenant ceases operation at such location, voluntarily or otherwise. Certain tenants at retail properties may be entitled to terminate their leases if an anchor tenant ceases operations at such property.

Office Properties.    Office properties generally require their owners to expend significant amounts for general capital improvements, tenant improvements and costs of reletting space. In addition, office properties that are not equipped to accommodate the needs of modern businesses may become functionally obsolete and thus non-competitive. Office properties may also be adversely affected if there is an economic decline in the businesses operated by their tenants. The risks of such an adverse effect is increased if the property revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Hotel Properties.    The risks of hotel properties include, among other things, the necessity of a high level of continuing capital expenditures to keep necessary furniture, fixtures and equipment updated, competition from other hotels, increases in operating costs (which increases may not necessarily be offset in the future by increased room rates), dependence on business and commercial travelers and tourism, increases in fuel costs and other expenses of travel, changes to regulation of operating liquor and other licenses, and adverse effects of general and local economic conditions. Due to the fact that hotel rooms are generally rented for short periods of time, hotel properties tend to be more sensitive to adverse economic conditions and competition than many other commercial properties.

Also, hotels may be operated pursuant to franchise, management and operating agreements that may be terminable by the franchiser, the manager or the operator. On the other hand, it may be difficult to terminate an ineffective operator of a hotel property subsequent to a foreclosure of such property.

Healthcare Properties.    Healthcare properties and healthcare providers are affected by several significant factors, including federal, state and local laws governing licenses, certification, adequacy of care, pharmaceutical distribution, rates, equipment, personnel and other factors regarding operations, continued availability of revenue from government reimbursement programs, and competition in terms of appearance, reputation, quality and cost of care with similar properties on a local and regional basis.

The governmental laws and regulations described above are subject to frequent and substantial changes resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. Changes may also be applied retroactively and the timing of such changes cannot be predicted. The failure of any healthcare operator to comply with governmental laws and regulations may affect its ability to operate its facility or receive government reimbursement. In addition, in the event that a tenant is in default on its lease, a new operator or purchaser at a foreclosure sale will have to apply in its own right for all relevant licenses if such new operator does not already hold such licenses. There can be no assurance that such new licenses would be obtained, and consequently, there can be no assurance that any healthcare property subject to foreclosure will be disposed of in a timely manner.

Multifamily Properties.    The value and successful operation of a multifamily property may be affected by a number of factors such as the location of the property, the ability of management to provide adequate maintenance and insurance, the types of services provided by the property, the level of mortgage rates, presence of competing properties, the relocation of tenants to new projects with better amenities, the adverse economic conditions in the locale, the amount of rent charged, and the oversupply of units due to new construction. In addition, multifamily properties may be subject to rent control laws or other laws affecting such properties, which could impact the future cash flows of such properties.

Community Shopping Centers.    Community center properties are dependent upon the successful operations and financial condition of their tenants, particularly certain of their major tenants, and could be adversely affected by bankruptcy of those tenants. Like other types of property in the commercial real estate industry, community centers are subject to environmental risks and interest rate risk. They also face the need to enter into new leases or renew leases on favorable terms to generate rental revenues. Community center properties could be adversely affected by changes in the local markets where their properties are located, as well as by adverse changes in national economic and market conditions.

Self-Storage Properties.    The value and successful operation of a self-storage property may be affected by a number of factors, such as the ability of the management team, the location of the property, the presence of competing properties, changes in traffic patterns, and adverse effects of general and local economic conditions with respect to rental rates and occupancy levels.

Industrial Properties.    Industrial properties typically include warehouses, depots, storage, factories, logistics and distributions. Factors such as vacancy, tenant mix, lease term, property condition and design, redevelopment opportunities and property location could adversely affect the value and operation of industrial properties.

Tower Companies.    Cell towers and wireless services have seen an increased demand in recent years. However, owners and operators of towers may be subject to, and therefore must comply with, environmental laws that impose strict, joint and several liability for the cleanup of on-site or off-site contamination and related personal injury or property damage.

Data Centers Properties.    Data centers facilities house an organization’s most critical and proprietary assets. Therefore, operation of data centers properties depends upon the demand for technology-related real estate and global economic conditions that could adversely affect companies’ abilities to lease, develop or renew leases. Declining real estate valuations and impairment charges could adversely affect earnings and financial condition of data center properties.

Net Lease Properties.    Net lease properties require the tenant to pay (in addition to the rent) property taxes, insurance, and maintenance on the property. Tenant’s ability to pay rent, interest rate fluctuations, vacancy, property location, length of the lease are only few of the risks that could affect net lease properties operations.

Other factors that may contribute to the riskiness of all real estate investments include:

Lack of Insurance.    Certain real estate companies may have disclosed that they carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. However, such insurance is not uniform among real estate companies. Moreover, there are certain types of extraordinary losses that may be uninsurable, or not economically insurable. Certain properties may be located in areas that are subject to earthquake activity for which insurance may not be maintained. Should a property sustain damage as a result of an earthquake, even if the real estate company maintains earthquake insurance, it may incur substantial losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Any type of uninsured loss could cause a real estate company to lose its investment in, and anticipated profits and cash flows from, a number of properties and, as a result, adversely affect the Trust’s investment performance.

Credit Risk.    Real estate companies may be highly leveraged and financial covenants may affect the ability of those companies to operate effectively. Real estate companies may be subject to risks normally associated with debt financing. If the principal payments of a real estate company’s debt cannot be refinanced, extended or paid with proceeds from other capital transactions, such as new equity capital, the real estate company’s cash flow may not be sufficient to repay all maturing debt outstanding.

In addition, a real estate company’s obligation to comply with financial covenants, such as debt-to-asset ratios and secured debt-to-total asset ratios, and other contractual obligations may restrict a real estate company’s range of operating activity. A real estate company, therefore, may be contractually prohibited from incurring additional indebtedness, selling its assets, engaging in mergers, or making acquisitions which may be beneficial to the operation of the real estate company.

Financial Leverage.    Global real estate companies may be highly leveraged and financial covenants may affect the ability of global real estate companies to operate effectively.

Environmental Issues.    In connection with the ownership (direct or indirect), operation, management and development of real properties that may contain hazardous or toxic substances, a real estate company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and liabilities for injuries to persons and property. The existence of any such material environmental liability could have a material adverse effect on the results of operations and cash flow of any such portfolio company and, as a result, the amount available to make distributions could be reduced.

Recent Events.    The value of real estate is particularly susceptible to a variety of factors, such as economic, financial or political events, including, but not limited to, recessions, changes in interest rates, rising inflation, war, including Russia’s invasion of Ukraine, acts of terrorism, the spread of infectious disease or other public health emergencies, such as the global pandemic caused by COVID-19, and other changes in foreign and domestic conditions.

Acts of God and Geopolitical Risks.    The performance of certain investments could be affected by acts of God or other unforeseen and/or uncontrollable events (collectively, “disruptions”), including, but not limited to, natural disasters, public health emergencies (including any outbreak or threat of COVID-19, SARS, H1N1/09 flu, avian flu, other coronavirus, Ebola, or other existing or new pandemic or epidemic diseases), terrorism, social and political discord, geopolitical events, national and international political circumstances, and other unforeseen and/or uncontrollable events with widespread impact. These disruptions may affect the level and volatility of security prices and liquidity of any investments. Unexpected volatility could impair an investment’s profitability or result in it suffering losses. Economies and financial markets throughout the world are becoming increasingly interconnected, which increases the likelihood that events or conditions in one country or region will adversely impact markets or securities industry participants in other countries or regions.

The extent of the impact of any such disruption on the Trust will depend on many factors, including the duration and scope of such disruption, the extent of any related travel advisories and restrictions implemented, the impact of such disruption on overall supply and demand, goods and services, investor liquidity, consumer confidence and levels of economic activity and the extent of its disruption to important global, regional and local supply chains and economic markets, all of which are highly uncertain and cannot be predicted. A disruption may materially and adversely impact the value and performance of any investment, the Advisor’s ability to source, manage and divest investments, and the Advisor’s ability to achieve the Trust’s investment objectives, ultimately resulting in significant losses to investors. In addition, there is a risk that a long disruption will significantly impact the operations of the Advisor, the Trust, and its portfolio investments, or even temporarily or permanently halt their operations.

REIT Issues.    U.S. REITs are subject to a highly technical and complex set of provisions in the Code. It is possible that the Trust may invest in a real estate company which purports to be a REIT but which fails to qualify as a REIT. In the event of any such unexpected failure to qualify as a REIT, the purported REIT would be subject to corporate-level taxation, significantly reducing the return to the Trust on its investment in such company. REITs could possibly fail to qualify for tax-free pass through of income under the Code, or to maintain their exemptions from registration under the Investment Company Act. The above factors may also adversely affect a borrower’s or a lessee’s ability to meet its obligations to the REIT. In the event of a default by a borrower or a lessee, the REIT may experience delays in enforcing its rights as a mortgagee or lessor and may incur substantial costs associated with protecting its investments.

Stock Market Risk.    A portion of your investment in Common Shares represents an indirect investment in equity securities owned by the Trust, substantially all of which are traded on a domestic or foreign securities exchange or in the over-the-counter markets. The value of these securities, like other stock market investments, may move up or down, sometimes rapidly and unpredictably.

Common Stock Risk.    While common stock has historically generated higher average returns than fixed income securities, common stock has also experienced significantly more volatility in those returns. An adverse event, such as an unfavorable earnings report, may depress the value of common stock held by the Trust. Also, the price of common stock is sensitive to general movements in the stock market. A drop in the stock market may depress the price of common stock held by the Trust.

Foreign Securities Risk.    Under current market conditions, the Trust may invest up to 100% of its total assets in Foreign Securities, although it is not the Trust’s current intent to do so. Investing in Foreign Securities, including emerging markets (or lesser developed countries), involves certain risks not involved in domestic investments, including, but not limited to:

•        fluctuations in foreign exchange rates;

•        future foreign economic, financial, political and social developments;

•        different legal systems;

•        the possible imposition of exchange controls or other foreign governmental laws or restrictions;

•        lower trading volume;

•        much greater price volatility and illiquidity of certain foreign securities markets;

•        different trading and settlement practices;

•        less governmental supervision;

•        regulatory changes;

•        changes in currency exchange rates;

•        high and volatile rates of inflation;

•        fluctuating interest rates;

•        less publicly available information; and

•        different accounting, auditing and financial record-keeping standards and requirements.

Investments in Foreign Securities, especially in emerging market countries, will expose the Trust to the direct or indirect consequences of political, social or economic changes in the countries that issue the securities or in which the issuers are located. Certain countries in which the Trust may invest have historically experienced, and may continue to experience, high rates of inflation, high interest rates, exchange rate fluctuations, large amounts of external debt, balance of payments and trade difficulties and extreme poverty and unemployment. Many of these countries are also characterized by political uncertainty and instability. The cost of servicing external debt will generally be adversely affected by rising international interest rates because many external debt obligations bear interest at rates which are adjusted based upon international interest rates. In addition, with respect to certain foreign countries, there is a risk of:

•        the possibility of expropriation of assets;

•        confiscatory taxation;

•        difficulty in obtaining or enforcing a court judgment;

•        economic, political or social instability;

•        the possibility that an issuer may not be able to make payments to investors outside of the issuer’s country; and

•        diplomatic developments that could affect investments in those countries.

In addition, individual foreign economies may differ favorably or unfavorably from the U.S. economy in such respects as:

•        growth of gross domestic product;

•        rates of inflation;

•        capital reinvestment;

•        resources;

•        self-sufficiency;

•        balance of payments position; and

•        the tax treatment of the Trust’s investments, which may result in certain investments in Foreign Securities being subject to foreign withholding taxes, or being subject to U.S. federal income tax rules that may cause a U.S. holder to recognize taxable income without a corresponding receipt of cash, to incur an interest charge on taxable income that is deemed to have been deferred and/or to recognize ordinary income that would have otherwise been treated as capital gain. See “U.S. Federal Income Tax Matters” in the Statement of Additional Information.

These risks are often heightened for investments in smaller, emerging capital markets. For more information regarding risks of emerging market investing, see “Emerging Markets Risks” below.

Foreign Currency Risk.    Because the Trust may invest in securities denominated or quoted in currencies other than the U.S. dollar, changes in foreign currency exchange rates may affect the value of securities in the Trust and the unrealized appreciation or depreciation of investments. Currencies of certain countries may be volatile and therefore may affect the value of securities denominated in such currencies, which means that the Trust’s net asset value could decline as a result of changes in the exchange rates between foreign currencies and the U.S. dollar.

Emerging Markets Risks.    The Trust may invest in issuers located or doing substantial business in emerging market countries. Because of less developed markets and economies and, in some countries, less mature governments and governmental institutions, the risks of investing in securities of issuers domiciled or doing substantial business in foreign countries can be intensified in emerging market countries. These risks include: high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of investors and financial intermediaries; political and social uncertainties; over-dependence on exports, especially with respect to primary commodities, making these economies vulnerable to changes in commodity prices; overburdened infrastructure and obsolete or unseasoned financial systems; environmental problems; less developed legal systems; and less reliable custodial services and settlement practices.

Dilution Risk.    If the Trust determines to conduct a rights offering to subscribe for Common Shares, holders of Common Shares may experience dilution of the aggregate net asset value of their Common Shares. The level of dilution will depend upon whether (i) such shareholders participate in the rights offering and (ii) the Trust’s net asset value per Common Share is above or below the subscription price on the expiration date of the rights offering.

Shareholders who do not exercise their subscription rights fully may, at the completion of such an offering, own a smaller proportional interest in the Trust than if they exercised their subscription rights fully. As a result of such an offering, a shareholder may experience dilution in net asset value per share if the subscription price per share is below the net asset value per share on the expiration date. If the subscription price per share is below the net asset value per share of the Trust’s shares on the expiration date, a shareholder will experience an immediate dilution of the aggregate net asset value of such shareholder’s shares if the shareholder does not participate fully in such an offering and the shareholder will experience a reduction in the net asset value per share of such shareholder’s shares whether or not the shareholder participates in such an offering. The Trust cannot state precisely the extent of this dilution (if any) if the shareholder does not exercise such shareholder’s subscription rights because the Trust does not know what the net asset value per share will be when the offer expires or what proportion of the subscription rights will be exercised.

The Trust’s investors do not have preemptive rights to any shares the Trust may issue in the future, except as otherwise specified by the Trust upon the creation of Securities, including in connection with an offering to shareholders of one or more classes of its Common Shares, such as Subscription Rights. The Declaration of Trust authorizes the Trust to issue an unlimited number of shares. The Board may make certain amendments to the Declaration of Trust. After an investor purchases shares, the Trust may sell additional shares or other classes of shares in the future or issue equity interests in private offerings. To the extent the Trust issues additional equity interests after an investor purchases its shares, such investor’s percentage ownership interest in the Trust will be diluted.

Leverage Risk.    Leverage risk is the risk associated with the borrowing of funds and other investment techniques to leverage the Common Shares.

Leverage is a speculative technique which may expose the Trust to greater risk and increase its costs. Increases and decreases in the value of the Trust’s portfolio will be magnified when the Trust uses leverage. For example, leverage may cause greater swings in the Trust’s net asset value or cause the Trust to lose more than it invested. The Trust will also have to pay interest on its borrowings, reducing the Trust’s return.

These interest expenses may be greater than the Trust’s return on the underlying investment. There can be no assurance that the Trust’s leveraging strategy will be successful.

If leverage is employed, the net asset value and market value of the Common Shares will be more volatile, and the yield to the holders of Common Shares will tend to fluctuate with changes in the shorter-term interest rates on the leverage. If the interest rate on the leverage approaches the net rate of return on the Trust’s investment portfolio, the benefit of leverage to the holders of the Common Shares would be reduced. If the interest rate on the leverage exceeds the net rate of return on the Trust’s portfolio, the leverage will result in a lower rate of return to the holders of Common Shares than if the Trust were not leveraged. The Trust will pay (and the holders of Common Shares will bear) any costs and expenses relating to any leverage. Accordingly, the Trust cannot assure you that the use of leverage would result in a higher yield or return to the holders of the Common Shares.

Any decline in the net asset value of the Trust’s investments will be borne entirely by the holders of Common Shares. Therefore, if the market value of the Trust’s portfolio declines, the leverage will result in a greater decrease in net asset value to the holders of Common Shares than if the Trust were not leveraged. This greater net asset value decrease will also tend to cause a greater decline in the market price for the Common Shares. In extreme cases, the Trust might be in danger of failing to maintain the required asset coverage or of having insufficient current investment income to meet the interest payments on. In order to counteract such an event, the Trust might need to reduce its leverage and to liquidate investments in order to repay some or all of the borrowing. Liquidation at times of low security prices may result in capital losses and may reduce returns to the holders of Common Shares.

While the Trust may from time to time consider reducing leverage in response to actual or anticipated changes in interest rates in an effort to mitigate the increased volatility of current income and net asset value associated with leverage, there can be no assurance that the Trust will actually reduce leverage in the future or that any reduction, if undertaken, will benefit the holders of Common Shares. Changes in the future direction of interest rates are very difficult to predict accurately. If the Trust were to reduce leverage based on a prediction about future changes to interest rates, and that prediction turned out to be incorrect, the reduction in leverage would likely reduce the income and/or total returns to holders of Common Shares relative to the circumstance where the Trust had not reduced leverage. The Trust may decide that this risk outweighs the likelihood of achieving the desired reduction to volatility in income and share price if the prediction were to turn out to be correct, and determine not to reduce leverage as described above.

Interest Rate Risk.    Interest rate risk encompasses the risk that fixed income investments, such as preferred stocks and debt securities, and to a lesser extent dividend-paying common stocks, such as REIT common stocks, will decline in value because of changes in market interest rates. When interest rates rise, the market value of such securities generally will fall. The Trust’s investments in such securities means that the net asset value and market price of its Common Shares will tend to decline if market interest rates rise. Your Common Shares at any point in time may be worth less than what you invested, even after taking into account the reinvestment of Trust distributions. The Trust utilizes leverage, which magnifies interest rate risk.

Inflation Risk.    Inflation is the reduction in the purchasing power of money resulting from the increase in the price of goods and services. Inflation risk is the risk that the inflation adjusted (or “real”) value of your investment or the income from that investment will be worth less in the future. As inflation occurs, the real value of your investment and distributions declines.

Deflation Risk.    Deflation risk is the risk that the Trust’s distributions may be reduced in the future as lower prices reduce interest rates and earning power, resulting in lower distributions on the assets owned by the Trust.

Payment Restrictions.    The Trust is prohibited from declaring, paying or making any dividends or distributions on its Common Shares unless it satisfies certain conditions. These prohibitions on the payment of dividends or distributions might impair the Trust’s ability to maintain its qualification as a RIC for federal income tax purposes. There can be no assurance, however, that such redemptions can be effected in time to permit the Trust to distribute its income as required to maintain its qualification as a RIC under the Code. See “Tax Matters — U.S. Tax Matters.”

Risks of Investment in Preferred Securities.    The Trust may invest in preferred securities, which entails special risks, including:

Deferral.    Preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If the Trust owns a preferred security that is deferring its distributions, the Trust may be required to report income for tax purposes although it has not yet received such income.

Subordination.    Preferred securities are subordinated to bonds and other debt instruments in a company’s capital structure with respect to priority to corporate income and liquidation payments, and therefore will be subject to greater credit risk than more senior debt instruments.

Liquidity.    Preferred securities may be substantially less liquid than many other securities, such as common stocks or U.S. government securities.

Limited Voting Rights.    Generally, preferred security holders (such as the Trust) have no voting rights with respect to the issuing company unless preferred dividends have been in arrears for a specified period of time, at which time the preferred security holders may elect a number of directors to the issuer’s board. Generally, once all the arrearages have been paid, the preferred security holders no longer have voting rights.

In the case of certain trust preferred securities, holders generally have no voting rights, except (i) if the issuer fails to pay dividends for a specified period of time or (ii) if a declaration of default occurs and is continuing. In such an event, rights of holders of trust preferred securities generally would include the right to appoint and authorize a trustee to enforce the trust or special purpose entity’s rights as a creditor under the agreement with its operating company.

Special Redemption Rights.    In certain varying circumstances, an issuer of preferred securities may redeem the securities prior to a specified date. For instance, for certain types of preferred securities, a redemption may be triggered by a change in federal income tax or securities laws. As with call provisions, a redemption by the issuer of the preferred securities may negatively impact the return of the security held by the Trust.

New Types of Securities.    From time to time, preferred securities, including trust preferred securities, have been, and may in the future be, offered having features other than those described herein. The Trust reserves the right to invest in these securities if the Advisor believes that doing so would be consistent with the Trust’s investment objectives and policies. Since the market for these instruments would be new, the Trust may have difficulty disposing of them at a suitable price and time. In addition to limited liquidity, these instruments may present other risks, such as high price volatility.

Risks of Investment in Illiquid Securities.    The Trust does not presently intend to invest in illiquid securities; however, the Trust may invest in illiquid securities. Illiquid securities are securities that are not readily marketable (i.e., securities that cannot be disposed of within seven days in the ordinary course of business at approximately the value at which the Trust has valued the securities) and may include some restricted securities, which are securities that may not be resold to the public without an effective registration statement under the Securities Act or, if they are unregistered, may be sold only in a privately negotiated transaction or pursuant to an exemption from registration. Illiquid investments involve the risk that the Trust will not be able to sell the securities at the time desired or at prices approximating the value at which the Trust is carrying the securities on its books.

Risks of Investment in Lower-Rated Securities.    The Trust may invest up to 20% of its total assets in securities rated below investment grade or considered by the Advisor to be of comparable credit quality. Investment grade securities are those that are rated within the four highest grades (i.e., Baa3/BBB — or better) by Moody’s, S&P or Fitch or unrated securities determined by the Advisor to be of comparable quality. Securities rated below investment grade are regarded as having speculative characteristics with respect to the capacity of the issuer of the securities to pay interest and repay principal.

The values of lower-rated securities often reflect individual corporate developments and are often more sensitive to economic changes than higher-rated securities. Issuers of lower-rated securities are often in the growth stage of their development and/or involved in a reorganization or takeover. The issuers are often highly leveraged (have a significant amount of debt relative to shareholders’ equity) and may not have available to them more traditional financing methods, thereby increasing the risk associated with acquiring these types of securities. In some cases, obligations with respect to lower-rated securities are subordinated to the prior repayment of senior indebtedness, which will potentially limit the Trust’s ability to fully recover principal or to receive interest payments when senior securities are in default. Thus, investors in lower-rated securities have a lower degree of protection with respect to principal and interest payments than do investors in higher-rated securities.

During an economic downturn, a substantial period of rising interest rates or a recession, issuers of lower-rated securities could experience financial distress resulting in insufficient revenues to meet their principal and interest payment obligations, to meet projected business goals and to obtain additional financing. An economic downturn could also disrupt the market for lower-rated securities. If the issuer of a security held by the Trust defaults, the Trust may not receive full interest and principal payments due to it and could incur additional expenses if it chose to seek recovery of its investment.

The secondary markets for lower-rated securities are not as liquid as the secondary markets for higher-rated securities. The secondary markets for lower-rated securities are concentrated in relatively few market makers and participants in the markets are mostly institutional investors, including insurance companies, banks, other financial institutions and mutual funds. In addition, the trading volume of lower-rated securities is generally lower than that of higher-rated securities and the secondary markets could contract under adverse market or economic conditions independent of any specific adverse change in the condition of a particular issuer. Under certain economic and/or market conditions, the Trust may have difficulty disposing of certain lower-rated securities due to the limited number of investors in that sector of the market. An illiquid secondary market may adversely affect the market price of the lower-rated securities, which may result in increased difficulty selling the particular issue and obtaining accurate market quotations on the issue when valuing the Trust’s assets. Market quotations on lower-rated securities are available only from a limited number of dealers, and such quotations may not be the actual prices available for a purchase or sale.

The market for lower-rated securities may react strongly to adverse news about an issuer or the economy or to the perception or expectation of adverse news, whether or not it is based on fundamental analysis. Additionally, prices for lower-rated securities may be affected by legislative and regulatory developments. These developments could adversely affect the Trust’s net asset value and investment practices, the secondary market for lower-rated securities, the financial condition of issuers of these securities and the value and liquidity of outstanding lower-rated securities, especially in a thinly traded market. For example, federal legislation requiring the divestiture by federally insured savings and loan associations of their investments in lower-rated securities and limiting the deductibility of interest by certain corporation issuers of lower-rated securities had an adverse effect on the lower-rated securities market.

When the secondary market for lower-rated securities becomes less liquid, or in the absence of readily available market quotations for such securities, the relative lack of reliable objective data makes it more difficult to value the Trust’s lower-rated securities, judgment plays a more important role in determining such valuations. Decreased liquidity in the market for lower-rated securities, in combination with the relative youth and growth of the market for such securities, also may affect the ability of the Trust to dispose of such securities at a desirable price. Additionally, if the secondary markets for lower-rated securities contract due to adverse economic conditions or for other reasons, certain of the Trust’s liquid securities may become illiquid and the proportion of the Trust’s assets invested in illiquid securities may significantly increase.

The Trust may only invest in lower-rated securities that are rated CCC- or higher by S&P, rated Caa or higher by Moody’s, or rated CCC- or higher by Fitch, or unrated securities determined by the Advisor to be of comparable quality. The issuers of these securities have a currently identifiable vulnerability to default and such issuers may be in default or there may be present elements of danger with respect to the payment of principal or interest. The Trust will not invest in securities which are in default at the time of purchase.

Small-Cap Companies Risk.    The Trust may invest in companies whose market capitalization is considered small as well as mid-cap companies. Even the larger REITs in the industry tend to be small to medium-sized companies in relation to the equity markets as a whole. These companies often are newer or less established companies than larger companies. Investments in these companies carry additional risks because earnings of these companies tend to be less predictable; they often have limited product lines, markets, distribution channels or financial resources; and the management of such companies may be dependent upon one or a few key people. The market movements of equity securities of small-cap and mid-cap companies may be more abrupt or erratic than the market movements of equity securities of larger, more established companies or the stock market in general. Historically, small-cap and mid-cap companies have sometimes gone through extended periods when they did not perform as well as larger companies. In addition, equity securities of these companies generally are less liquid than those of larger companies. This means that the Trust could have greater difficulty selling such securities at the time and price that the Trust would like.

Convertible Securities.    The Trust may also invest in convertible securities of real estate companies. The market value of convertible securities may decline as interest rates increase and, conversely, may increase as interest rates decline. In addition, because of the conversion feature, the market value of convertible securities may vary with fluctuations in the market value of the underlying common stock. A unique feature of convertible securities is that as the market price of the underlying common stock declines, convertible securities tend to trade increasingly on a yield basis, and so may not experience market value declines to the same extent as the underlying common stock. When the market price of the underlying common stock increases, the prices of the convertible securities tend to rise as a reflection of the value of the underlying common stock. While no securities investments are without risk, investments in convertible securities generally entail less risk than investments in common stock of the same issuer.

Strategic Transactions.    Strategic Transactions in which the Trust may engage, including hedging and risk management transactions such as interest rate and foreign currency transactions, options and swaps, also involve certain risks and special considerations. Strategic Transactions will be entered into to seek to manage the risks of the Trust’s portfolio of securities, but may have the effect of limiting the gains from favorable market movements. Strategic Transactions involve risks, including (i) that the loss on the Strategic Transaction position may be larger than the gain in the portfolio position being hedged and (ii) that the derivative instruments used in Strategic

Transactions may not be liquid and may require the Trust to pay additional amounts of money. Successful use of Strategic Transactions depends on the Advisor’s ability to predict correctly market movements which, of course, cannot be assured. Losses on Strategic Transactions may reduce the Trust’s net asset value and its ability to pay distributions if they are not offset by gains on the portfolio positions being hedged. The Trust will be subject to credit risk with respect to the counterparties to the derivative contracts entered into by the Trust. If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract, the Trust may experience significant delays in obtaining any recovery under the contract in bankruptcy or other reorganization proceeding. The Trust may obtain only a limited recovery or may obtain no recovery in such circumstances.

The Trust may also lend the securities it owns to others, which allows the Trust the opportunity to earn additional income. Although the Trust will require the borrower of the securities to post collateral for the loan and the terms of the loan will require that the Trust be able to reacquire the loaned securities if certain events occur, the Trust is still subject to the risk that the borrower of the securities may default, which could result in the Trust losing money and in a decline in the Trust’s net asset value. The Trust may also purchase securities for delayed settlement. This means that the Trust is generally obligated to purchase the securities at a future date for a set purchase price, regardless of whether the value of the securities is more or less than the purchase price at the time of settlement. The Trust may enter into interest rate swap transactions to attempt to protect itself from increasing preferred share dividends or interest expenses resulting from increasing short-term interest rates. A decline in interest rates may result in a decline in the value of the swap which may result in a decline in the net asset value of the Common Shares.

Options Risk.    There are several risks associated with transactions in options on securities. As the writer of a covered call option, the Trust forgoes, during the option’s life, the opportunity to profit from increases in the market value of the security covering the call option above the sum of the premium and the strike price of the call but has retained the risk of loss should the price of the underlying security decline. The writer of an option has no control over the time when it may be required to fulfill its obligation as writer of the option. Once an option writer has received an exercise notice, it cannot effect a closing purchase transaction in order to terminate its obligation under the option and must deliver the underlying security at the exercise price.

Investment Risk.    An investment in the Trust is subject to investment risk, including the possible loss of the entire principal amount that you invest.

Market Discount Risk.    Shares of closed-end management investment companies frequently trade at a discount from their net asset value. This characteristic is a risk separate and distinct from the risk that the Trust’s net asset value could decrease as a result of Trust investment activities. Whether investors will realize gains or losses upon the sale of the shares will depend not upon the Trust’s net asset value but entirely upon whether the market price of the shares at the time of sale is above or below the investor’s purchase price for the shares. Because the market price of the shares will be determined by factors such as relative supply of and demand for shares in the market, general market and economic conditions, and other factors beyond the control of the Trust, the Trust cannot predict whether the shares will trade at, below or above net asset value.

Market Disruption Risk.    Certain events have a disruptive effect on the securities markets, such as terrorist attacks, war (including the Russian invasion of Ukraine), global public health emergencies (such as the pandemic caused by COVID-19), and other geopolitical events, earthquakes, storms and other disasters. The Trust cannot predict the effects of similar events in the future on the markets or economy of the U.S. or other countries. Disruptions of the financial markets could impact interest rates, auctions, secondary trading, ratings, credit risk, inflation and other factors affecting the Trust.

Anti-Takeover Provisions.    The Trust’s Agreement and Declaration of Trust includes provisions that could limit the ability of other entities or persons to acquire control of the Trust or convert the Trust to open-end status. These provisions could deprive the holders of Common Shares of opportunities to sell their Common Shares at a premium over the then current market price of the Common Shares or at net asset value. In addition, if the Trust issues preferred shares, the holders of the preferred shares will have voting rights that could deprive holders of Common Shares of such opportunities.

MANAGEMENT OF THE TRUST

Trustees and Officers

The Trust’s Board of Trustees (the “Board of Trustees”) is responsible for the overall management of the Trust, including supervision of the duties performed by the Advisor. There are five trustees of the Trust. One of the trustees is an “interested person” of the Trust (as defined in the Investment Company Act). The names of the trustees and officers of the Trust and their principal occupations and other affiliations during the past five years are set forth under “Management of the Trust” in the Statement of Additional Information.

Investment Advisor

CBRE Investment Management Listed Real Assets LLC (“CBREIM” or the “Advisor”) is the Trust’s investment advisor. CBREIM is responsible for the day-to-day management of the Trust’s assets. CBREIM is located at 201 King of Prussia Road, Suite 600, Radnor, Pennsylvania 19087. CBREIM is responsible for the selection and ongoing monitoring of the investments in the Trust’s investment portfolio. CBREIM also administers the Trust’s business affairs and provides office facilities, equipment and certain administrative services to the Trust.

As of December 31, 2022, CBREIM had approximately $9.9 billion in assets under management. CBREIM is an indirect majority-owned subsidiary of CBRE Group, Inc. (“CBRE Group”), a Fortune 500 and S&P 500 company headquartered in Dallas, Texas. CBRE Group is a global provider of integrated services to commercial real estate investors. The principal business address of CBRE Group is 2100 McKinney Ave, Suite 1250, Dallas, TX 75201. CBRE Investment Management, the investment management division within CBRE Group, had assets under management totaling approximately $143.9 billion as of September 30, 2022.

CBREIM believes that investment in securities of global real estate companies historically has offered greater opportunity for high current income than is available by investment in other classes of securities, such as U.S. government securities and broader market equity securities, including those that make up the S&P 500 Index. CBREIM also believes that investment in global real estate companies historically has offered attractive opportunities for long-term capital appreciation, which would provide investors with total return in addition to the return achieved via current income. In addition, CBREIM believes, based upon its evaluation of historical data, that investments in securities of global real estate companies have exhibited low correlation in performance over time to the performance of other major asset classes of equity and debt securities, as measured by the S&P 500 Index and the Bloomberg US Aggregate Bond Index. As a result, investment in the Trust may provide the opportunity to add an alternative asset class to an investor’s overall portfolio, which has the potential to improve risk-adjusted total returns in a portfolio context. Further, return correlations of real estate companies across countries and regions exhibit low correlation in performance over time. As a result, a blend of both U.S. real estate equity securities and non-U.S. real estate equity securities may enable the Trust to deliver returns with lower overall statistical risk (as measured by standard deviation of monthly total returns) than a fund only investing in U.S. real estate equity securities. There can be no assurance that the Trust will achieve its investment objectives.

Portfolio Managers

The Trust’s portfolio is managed by a team including Joseph P. Smith, Kenneth S. Weinberg and Jonathan D. Miniman. Mr. Smith has been a portfolio manager of the Trust since the Trust began operations. Mr. Weinberg has been a portfolio manager of the Trust since August 2019. Mr. Miniman has been a portfolio manager of the Trust since January 2022. Each portfolio manager participates in daily Investment Committee meetings. Their biographies, including professional experience, industry designations and education are as follows:

Joseph P. Smith, CFA.    Joseph P. Smith serves as the Chief Investment Officer — Listed Real Assets Division of CBRE Investment Management. Mr. Smith is a member of the Executive Committee and the Global Investment Committee for CBRE Investment Management. He is a Board Member and Chair of the Management Committee of the Listed Real Assets Division. Mr. Smith joined the listed real assets business that ultimately became part of CBRE Investment Management in May 1997. Prior to that, he worked in various analyst positions in the real estate industry, including positions at Alex Brown & Sons and Radnor Advisors. He has over 30 years of real assets investment management experience. Mr. Smith earned his MBA from Wharton (University of Pennsylvania) and holds a BS from Villanova University (magna cum laude). He is a holder of the Chartered Financial Analyst (CFA) designation.

Kenneth S. Weinberg, CFA.    Ken Weinberg is a Senior Global Portfolio Manager, a member of CBRE Investment Management’s Listed Real Assets business’ Global Investment Policy Committee, and co-leader of the U.S. real estate securities research team. Mr. Weinberg joined the predecessor firm of CBRE Investment Management’s Listed Real Assets business in 2004. Prior to that, he worked in various management and analyst positions in the real estate industry including positions with Legg Mason Wood Walker, Inc. and Prudential Real Estate Investors. Mr. Weinberg has over 28 years of real estate investment management experience. Mr. Weinberg earned his MBA from Fuqua School of Business, Duke University and holds a BSE from Duke University (cum laude and with Departmental Distinction). He is a holder of the Chartered Financial Analyst (CFA) designation.

Jonathan D. Miniman, CFA.    Jonathan Miniman is a Global Portfolio Manager, a member of the Listed Real Assets Global Investment Policy Committee, and co-leader of the U.S. real estate securities research team. Mr. Miniman joined the predecessor firm of CBRE Investment Management’s Listed Real Assets business in 2002. Prior to that, he worked at Group One Trading as a trader. Mr. Miniman has over 20 years of financial industry experience. Mr. Miniman earned his BS from Villanova University (cum laude), and he is a holder of the Chartered Financial Analyst (CFA) designation.

The Trust’s Statement of Additional Information has additional information about the portfolio managers, including other accounts they manage, their ownership of the Trust and their compensation structure.

Investment Management Agreement

Pursuant to an investment management agreement between CBREIM and the Trust, CBREIM acts as investment advisor to the Trust with respect to the investment of the Trust’s assets and supervises and arranges for the day-to-day operations of the Trust and the purchase of securities for, and the sale of securities held in, the investment portfolio of the Trust. Pursuant to the investment management agreement, the Trust has agreed to pay a fee payable monthly in arrears at an annual rate equal to 0.85% of the average daily value of the Trust’s Managed Assets (the “Management Fee”) for the investment advisory services and facilities provided by CBREIM. Under the investment management agreement, the Trust may, but is not obligated to, reimburse CBREIM for certain expenses CBREIM incurs in connection with performing non-investment advisory services for the Trust. In addition, with the approval of the Board of Trustees, a pro rata portion of the salaries, bonuses, health insurance, retirement benefits and similar employment costs for the time spent on Trust operations (other than the provision of services required under the investment management agreement) of all personnel employed by CBREIM who devote substantial time to Trust operations may be reimbursed to CBREIM. Managed Assets are the total assets of the Trust minus the sum of accrued liabilities (other than the aggregate indebtedness or other liabilities constituting financial leverage). This means that during periods in which the Trust is using leverage, the fee paid to CBREIM will be higher than if the Trust did not use leverage because the fee is calculated as a percentage of the Trust’s Managed Assets, which include those assets purchased with leverage.

In addition to the Management Fee of CBREIM, the Trust pays all other costs and expenses of its operations, including compensation of its trustees (other than those affiliated with CBREIM), custodian, transfer and dividend disbursing agent expenses, legal fees, leverage expenses, rating agency fees, listing fees and expenses, expenses of independent auditors, expenses of repurchasing shares, expenses of preparing, printing and distributing shareholder reports, notices, proxy statements and reports to governmental agencies, and taxes, if any.

The Trust’s investment management agreement has been approved by a majority of the disinterested trustees of the Trust. The renewal of the investment management agreement was last approved on December 6, 2022.

A discussion regarding the Board of Trustees’ decision to approve the renewal of the investment management agreement is available in the Trust’s annual report to shareholders for the period ended December 31, 2022.

Fund Accounting Agreement

Pursuant to a fund accounting agreement between the Trust and BNY, BNY performs certain record keeping and accounting functions for the Trust.

NET ASSET VALUE

The net asset value of the Common Shares of the Trust will be computed based upon the value of the Trust’s portfolio securities and other assets. Net asset value per Common Share will be determined as of the close of the regular trading session (usually 4:00 p.m. New York City time) on NYSE on each business day on which the NYSE is open for trading. The Trust will calculate net asset value per Common Share by subtracting the Trust’s liabilities (including accrued expenses, dividends payable and any borrowings of the Trust) and the liquidation value of any outstanding preferred shares of the Trust from the Trust’s total assets (the value of the securities the Trust holds plus cash or other assets, including interest accrued but not yet received) and dividing the result by the total number of Common Shares of the Trust outstanding.

For purposes of determining the net asset value of the Trust, readily marketable portfolio assets traded principally on any exchange or similar regulated market reporting contemporaneous transaction prices are valued, except as indicated below, at the last sale price for such assets on such principal markets on the business day as of which such value is being determined. If there has been no sale on such day, the securities are valued at the mean of the closing bid and asked prices on such day. Foreign securities are valued based upon quotations from the primary market in which they are traded and are translated from the local currency into U.S. dollars using current exchange rates. If no bid or asked prices are quoted on such day, then the security is valued by Trust’s Advisor as its Valuation Designee to perform fair valuation procedures, subject to the reporting provisions and the Board’s oversight in this procedure. Readily marketable assets not traded on such a market are valued at the current bid prices provided by dealers or other sources approved by the Board of Trustees, including pricing services when such prices are believed by the Board of Trustees to reflect the fair market value of such assets. The prices provided by a pricing service take into account institutional size trading in similar groups of assets and any developments related to specific assets. Securities and other assets for which market quotations are not readily available or for which the above valuation procedures are deemed not to reflect fair value are valued in a manner that is intended to reflect their fair value as determined in accordance with procedures approved by the Trust’s Board of Trustees. Other assets are valued at fair value by or pursuant to guidelines approved by the Board of Trustees.

DISTRIBUTIONS

Managed Distribution Policy.    The Trust was granted an exemptive order from the SEC on August 5, 2008 under Section 19(b) of the Investment Company Act and Rule 19b-1 permitting the Trust to implement a Managed Distribution Policy. To maintain more stable monthly distributions, the Trust, acting in accordance with this exemptive order, and with approval of the Board, has adopted the Managed Distribution Policy with the purpose of distributing over the course of each year, through periodic distributions as nearly equal as practicable and any required special distributions, an amount closely approximating the total taxable income of the Trust during such year plus, if so desired by the Board, all or a portion of the capital gains and returns of capital from portfolio companies received by the Trust during the year.

In furtherance of the Trust’s Managed Distribution Policy, the Trust distributes a fixed amount per Common Share, currently $0.06, each month to its common shareholders. This amount, which has ranged from $0.045 to $0.06 over the last ten years, is subject to change from time to time in the discretion of the Board. The most recent monthly fixed distribution amount per Common Share will be set forth in the Trust’s most recent annual report or semi-annual report to shareholders, but the actual, current monthly fixed distribution amount per Common Share will be set forth in your investor account statement. The fixed amount of distributions will be reviewed and amended as necessary by the Board at regular intervals with consideration of the level of investment income and realized gains.

Distributions will be made only after paying interest and required principal payments on borrowings, if any. Under a Managed Distribution Policy, if, for any monthly distribution, net investment company taxable income and net capital gain were less than the amount of the distribution, the difference would be distributed from the Trust’s assets. In an effort to maintain the Trust’s monthly distribution at a stable level, the Board recognizes that a portion of the Trust’s distributions may be characterized as a return of capital, particularly in periods when the Trust incurs losses on its portfolio securities. (A return of capital is a distribution by the Trust that exceeds the Trust’s current and accumulated earnings and profits and which represents a return of a common shareholder’s original investment. To the extent a distribution paid by the Trust represents a return of capital, a common shareholder’s cost basis in Trust shares will be reduced, which will increase a capital gain or reduce a capital loss upon sale of those shares.) Under such circumstances, the Board will not necessarily reduce the Trust’s distribution, but will closely monitor its sustainability, recognizing that losses may be reversed and that, in subsequent periods, gains on portfolio securities may give rise to the need for a supplemental distribution, which the Trust seeks to minimize. In considering sustainability, the Board may consider realized gains that have been offset, for the purposes of calculating taxable income, by capital loss carryforwards. Thus, the level of the Trust’s distributions will be independent of its performance for a particular period, but the Trust expects its distributions to correlate to its performance over time. In particular, the Trust expects that its distribution rate in relation to its net asset value will correlate to its total return on net asset value over time.

The Trust’s final distribution for each calendar year will include any remaining net investment company taxable income and net capital gain undistributed during the year. If, for any calendar year, the total distributions exceeded net investment company taxable income and net capital gain (the “Excess”), any amount distributed out of the Excess will be treated as dividends to the extent of the Trust’s current and accumulated earnings and profits. Distributions in excess of the earnings and profits (i.e., a return of capital) will first reduce the adjusted tax basis in the shares, and after such adjusted tax basis is reduced to zero, will constitute capital gain (assuming the shares are held as capital assets). In the event the Trust distributes the Excess, such distribution will decrease the Trust’s total assets and, therefore, have the likely effect of increasing the Trust’s expense ratio. In addition, in order to make such distributions, the Trust may have to sell a portion of its investment portfolio at a time when independent investment judgment might not dictate such action.

There is no guarantee that the Board of Trustees will continue to implement the Managed Distribution Policy. The Board of Trustees reserves the right to change the Trust’s distribution policy, including the basis for establishing the rate of its monthly distributions, from time to time and may do so without prior notice to common shareholders. Shareholders should not draw any conclusions about the Trust’s investment performance from the amount of the current distribution or from the terms of the Trust’s Managed Distribution Policy. The Board may amend or terminate the policy without prior notice to shareholders. Shareholders should note that the Managed Distribution Policy is subject to change or termination for a variety of reasons. Through its ownership of portfolio securities, the Trust is subject to risks including, but not limited to, declines in the value of real estate held by portfolio companies, risks related to general and local economic conditions, and portfolio company losses. An economic downturn might have a material adverse effect on the real estate markets and the real estate companies in which the Trust invests, which could result in the Trust failing to achieve its investment objectives and jeopardizing the continuance of the Managed Distribution Policy.

Level Rate Distribution Policy.    In the event that the Board determines to terminate the Managed Distribution Policy, the Trust would, nonetheless, intend to make regular monthly cash distributions to common shareholders at a level rate based on the projected performance of the Trust, which rate may be adjusted from time to time (the Level Rate Distribution Policy). The Trust’s ability to maintain a Level Rate Distribution Policy would depend on a number of factors, including the stability of income received from its investments and interest and required principal payments on borrowings, if any.

At least annually, the Trust intends to distribute all of its net capital gain and net investment company taxable income not distributed during the year. The net investment company taxable income of the Trust consists of all ordinary taxable income, qualified dividend income, and net short-term capital gain earned on portfolio assets less all deductible expenses of the Trust. Expenses of the Trust are accrued each day.

DIVIDEND REINVESTMENT PLAN

Pursuant to the Trust’s Dividend Reinvestment Plan (the “Plan”), shareholders of the Trust are automatically enrolled, to have all distributions reinvested by Computershare Trust Company N.A. (the “Plan Agent”) in the Trust’s Common Shares pursuant to the Plan. You may elect not to participate in the Plan and to receive all distributions in cash by sending written instructions or by contacting the Plan Agent at the address set forth below. Participation in the Plan is completely voluntary and may be terminated or resumed at any time without penalty by contacting the Plan Agent before the distribution record date; otherwise, such termination or resumption will be effective with respect to any subsequently declared distribution. Shareholders who elect not to participate in the Plan will receive all distributions in cash paid by check mailed directly to the shareholder of record (or, if the Common Shares are held in street or other nominee name, then to such nominee) by the Plan Agent, which serves as agent for the shareholders in administering the Plan.

After the Trust declares a distribution (together, a “Distribution”), the Plan Agent will acquire Common Shares for the participants’ accounts, depending upon the circumstances described below, either (i) through receipt of unissued but authorized Common Shares from the Trust (“Newly Issued Shares”) or (ii) by purchase of outstanding Common Shares on the open market (“Open-Market Purchases”) on NYSE or elsewhere. If, on the Distribution payment date, the net asset value is equal to or less than the market price per share plus estimated brokerage commissions (such condition being referred to herein as “market premium”), the Plan Agent will invest the Distribution amount in Newly Issued Shares on behalf of the participants. The number of Newly Issued Shares to be credited to each participant’s account will be determined by dividing the dollar amount of the Distribution by the net asset value per Common Share on the date the shares are issued; provided that, if the net asset value is less than or equal to 95% of the closing market value on the payment date, the dollar amount of the Distribution will be divided by 95% of the closing market price per Common Share on the payment date. If, on the payment date for any Distribution, the net asset value per Common Share is greater than the closing market value plus estimated brokerage commissions (such condition being referred to herein as “market discount”), the Plan Agent will invest the Distribution amount in Common Shares acquired on behalf of the participants in Open-Market Purchases.

In the event of a market discount on the payment date for any Distribution, the Plan Agent will have until the last business day before the next date on which the Common Shares trade on an “ex-dividend” basis or 30 days after the payment date for such Distribution, whichever is sooner (the “Last Purchase Date”), to invest the Distribution amount in Common Shares acquired in Open-Market Purchases. It is contemplated that the Trust will pay monthly income Distributions. Therefore, the period during which Open-Market Purchases can be made will exist only from the payment date of each Distribution through the date before the next “ex-dividend” date which typically will be approximately ten days. If, before the Plan Agent has completed its Open-Market Purchases, the market price per Common Share exceeds the net asset value per Common Share, the average per Common Share purchase price paid by the Plan Agent may exceed the net asset value of the Common Shares, resulting in the acquisition of fewer Common Shares than if the Distribution had been paid in Newly Issued Common Shares on the Distribution payment date. Because of the foregoing difficulty with respect to Open-Market Purchases, the Plan provides that if the Plan Agent is unable to invest the full Distribution amount in Open-Market Purchases during the purchase period or if the market discount shifts to a market premium during the purchase period, the Plan Agent may cease making Open-Market Purchases and may invest the uninvested portion of the Distribution amount in Newly Issued Common Shares at the net asset value per Common Share at the close of business on the Last Purchase Date provided that, if the net asset value is less than or equal to 95% of the then current market price per Common Share, the dollar amount of the Distribution will be divided by 95% of the market price on the payment date.

The Plan Agent maintains all shareholders’ accounts in the Plan and furnishes written confirmation of all transactions in the accounts, including information needed by shareholders for tax records. Common Shares in the account of each Plan participant will be held by the Plan Agent on behalf of the Plan participant, and each shareholder proxy will include those shares purchased or received pursuant to the Plan. The Plan Agent will forward all proxy solicitation materials to participants and vote proxies for shares held under the Plan in accordance with the instructions of the participants.

In the case of shareholders such as banks, brokers or nominees which hold shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of Common Shares certified from time to time by the record shareholder’s name and held for the account of beneficial owners who participate in the Plan.

The Plan Agent’s fees for the handling of the reinvestment of Distributions will be paid by the Trust. However, each participant will pay a pro rata share of brokerage commissions incurred in connection with Open-Market Purchases. Per share fees include any appliable brokerage commissions the Plan Agent is required to pay. The automatic reinvestment of Distributions will not relieve participants of any Federal, state or local income tax that may be payable (or required to be withheld) on such Distributions. See “Tax Matters.” The Trust reserves the right to amend or terminate the Plan. There is no direct service charge to participants in the Plan; however, the Trust reserves the right to amend the Plan to include a service charge payable by the participants. Participants that request a sale of shares through the Plan Agent are subject to a $2.50 sales fee and a $0.15 per share fee. Per share fees include any applicable brokerage commissions the Plan Agent is required to pay.

All correspondence or questions concerning the Plan should be directed to the Plan Agent at Computershare Trust Company N.A., P.O. Box 43006, Providence, RI 02940-3006, Phone Number: (866) 221-1580, website: www.computershare.com/investor.

DESCRIPTION OF COMMON SHARES

The following is a brief description of the terms of the Common Shares. This description does not purport to be complete and is qualified by reference to the Trust’s Agreement and Declaration of Trust and its Amended and Restated Bylaws (the “Bylaws”). For complete terms of the Common Shares please refer to the actual terms of the series, which are set forth in the Agreement and Declaration of Trust.

The Trust is an unincorporated statutory trust organized under the laws of Delaware pursuant to the Agreement and Declaration of Trust. The Trust is authorized to issue an unlimited number of Common Shares of beneficial interest, par value $.001 per share. Each Common Share has one vote and, when issued and paid for in accordance with the terms of an offering, will be fully paid and non-assessable. Though the Trust expects to pay distributions monthly on the Common Shares, it is not obligated to do so. All Common Shares are equal as to distributions, assets and voting privileges and have no conversion, preemptive or other subscription rights. Although shareholders do not have preemptive or other subscription rights, the Trust may offer Common Shares to the shareholders of one or more classes of its Common Shares upon the creation of Securities, including in connection with an offering to shareholders of one or more classes of its Common Shares, such as Subscription Rights. The Trust sends annual and semi-annual reports, including financial statements, to all holders of its shares.

Any additional offerings of Common Shares will require approval by the Trust’s Board of Trustees and be subject to the requirements of the Investment Company Act, which provides that shares may not be issued at a price below the then current net asset value, exclusive of sales load, except in connection with an offering to existing holders of Common Shares or with the consent of a majority of the Trust’s outstanding voting securities.

Unlike open-end funds, closed-end funds like the Trust do not continuously offer shares and do not provide daily redemptions. Rather, if a shareholder determines to buy additional Common Shares or sell shares already held, the shareholder may do so by trading through a broker on NYSE or otherwise.

Shares of closed-end investment companies often trade on an exchange at prices lower than net asset value. Shares of closed-end investment companies like the Trust that invest predominantly in real estate securities have during some periods traded at prices higher than net asset value and, during other periods, have traded at prices lower than net asset value. Because the market value of the Common Shares may be influenced by such factors as dividend levels (which are in turn affected by expenses), call protection on its portfolio securities, dividend stability, portfolio credit quality, net asset value, relative demand for and supply of such shares in the market, general market and economic conditions and other factors beyond the control of the Trust, the Trust cannot assure you that Common Shares will trade at a price equal to or higher than net asset value in the future. The Common Shares are designed primarily for long-term investors, and you should not purchase the Common Shares if you intend to sell them soon after purchase. See “Borrowings and Use of Leverage” and the Statement of Additional Information under “Repurchase of Common Shares.”

The Trust’s common shareholders will vote as a single class to elect the Trust’s Board of Trustees (subject to the special voting rights of preferred shares) and on additional matters with respect to which the 1940 Act, the Trust’s Agreement and Declaration of Trust, By-laws or resolutions adopted by the trustees provide for a vote of the Trust’s common shareholders. See “Risk Factors — Anti-takeover Provisions.”

CERTAIN PROVISIONS IN THE AGREEMENT AND DECLARATION OF TRUST

The Amended and Restated Agreement and Declaration of Trust includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Trust or to change the composition of its Board of Trustees. This could have the effect of depriving shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control over the Trust. Such attempts could have the effect of increasing the expenses of the Trust and disrupting the normal operation of the Trust.

The Board of Trustees is divided into three classes, with the terms of one class expiring at each annual meeting of shareholders. At each annual meeting, one class of trustees is elected to a three-year term. This provision could delay for up to two years the replacement of a majority of the Board of Trustees. A trustee may be removed from office by the action of a majority of the remaining trustees followed by a vote of the holders of at least 75% of the shares then entitled to vote for the election of the respective trustee.

In addition, the Trust’s Amended and Restated Agreement and Declaration of Trust requires the favorable vote of a majority of the Trust’s Board of Trustees followed by the favorable vote of the holders of at least 75% of the outstanding shares of each affected class or series of the Trust’s shares, voting separately as a class or series, to approve, adopt or authorize certain transactions with 5% or greater holders of a class or series of the Trust’s shares and their affiliates and associates (as such terms are defined in the Trust’s Amended and Restated Agreement and Declaration of Trust). For purposes of these provisions, a 5% or greater holder of a class or series of the Trust’s shares (a “Principal Shareholder”) refers to any person who, whether directly or indirectly and whether alone or together with its affiliates and associates, beneficially owns 5% or more of the outstanding shares of any class or series of Common Shares of the Trust.

The 5% holder transactions subject to these special approval requirements are:

•        the merger or consolidation of the Trust or any subsidiary of the Trust with or into any Principal Shareholder;

•        the issuance of any securities of the Trust to any Principal Shareholder for cash (other than pursuant to any automatic dividend reinvestment plan) unless immediately after giving effect to such issuance, such Principal Shareholder beneficially owns less than 15% of the total voting power of the outstanding shares of all classes or series of Common Shares of the Trust;

•        the sale, lease or exchange of all or any substantial part of the assets of the Trust to any Principal Shareholder (except assets having an aggregate fair market value of less than 5% of the total assets of the Trust, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period); or

•        the sale, lease or exchange to the Trust or any subsidiary of the Trust, in exchange for securities of the Trust, of any assets of any Principal Shareholder (except assets having an aggregate fair market value of less than 5% of the total assets of the Trust, aggregating for the purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

To convert the Trust to an open-end investment company, the Trust’s Amended and Restated Agreement and Declaration of Trust requires the favorable vote of a majority of the Board of Trustees followed by the favorable vote of the holders of at least 75% of the outstanding shares of each affected class or series of shares of the Trust, voting separately as a class or series. The foregoing vote would satisfy a separate requirement in the Investment Company Act that any conversion of the Trust to an open-end investment company be approved by the Trust’s shareholders. If approved in the foregoing manner, conversion of the Trust to an open-end investment company could not occur until 90 days after the shareholders meeting at which such conversion was approved and would also require at least 30 days prior notice to all of the Trust’s shareholders. Conversion of the Trust to an open-end investment company would require the redemption of any outstanding preferred shares, which could eliminate or alter the leveraged capital structure of the Trust with respect to the Common Shares. Following any such conversion, it is also possible that certain of the Trust’s investment policies and strategies would have to be modified to assure sufficient portfolio liquidity. In the event of conversion, the Common Shares would cease to be listed on the New York Stock Exchange or other national securities exchanges or market systems. Shareholders of an open-end investment company may require the company to redeem their shares at any time, except in certain circumstances as authorized by or under the Investment Company Act, at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. The Trust expects to pay all such redemption requests in cash, but reserves the right to pay redemption requests in a combination of cash or securities. If such partial payment in securities were made, investors may incur brokerage costs in converting such securities to cash. If the Trust were converted to an open-end fund, it is likely that new shares would be sold at net asset value plus a sales load. The Board of Trustees believes, however, that the closed-end structure is desirable in light of the Trust’s investment objective and policies. Therefore, you should assume that it is not likely that the Board of Trustees would vote to convert the Trust to an open-end fund.

To liquidate the Trust, the Trust’s Amended and Restated Agreement and Declaration of Trust requires the favorable vote of a majority of the Board of Trustees followed by the favorable vote of the holders of at least 75% of the outstanding shares of each affected class or series of the Trust, voting separately as a class or series. If a separate vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.

The Board of Trustees has determined that provisions with respect to the Board of Trustees and the shareholder voting requirements described above, which voting requirements are greater than the minimum requirements under Delaware law or the Investment Company Act, are in the best interest of the Trust’s shareholders generally. Reference should be made to the Amended and Restated Agreement and Declaration of Trust on file with the SEC for the full text of these provisions.

CLOSED-END TRUST STRUCTURE

The Trust is a diversified, closed-end management investment company (commonly referred to as a closed-end fund). Closed-end funds differ from open-end funds (which are generally referred to as mutual funds) in that closed-end funds generally list their shares for trading on a stock exchange and do not redeem their shares at the request of the shareholder. This means that if you wish to sell your shares of a closed-end fund you must trade them on the market like any other stock at the prevailing market price at that time. In a mutual fund, if the shareholder wishes to sell shares of the fund, the mutual fund will redeem or buy back the shares at “net asset value.” Also, mutual funds generally offer new shares on a continuous basis to new investors, and closed-end funds generally do not. The continuous inflows and outflows of assets in a mutual fund can make it difficult to manage the fund’s investments. By comparison, closed-end funds are generally able to stay more fully invested in securities that are consistent with their investment objective, and also have greater flexibility to make certain types of investments, and to use certain investment strategies, such as financial leverage and investments in illiquid securities.

Shares of closed-end funds frequently trade at a discount to their net asset value. Because of the possibility and the recognition that any such discount may not be in the interest of shareholders, the Trust’s Board of Trustees might consider from time to time engaging in open-market repurchases, tender offers for shares or other programs intended to reduce the discount. We cannot guarantee or assure, however, that the Trust’s Board of Trustees will decide to engage in any of these actions. Nor is there any guarantee or assurance that such actions, if undertaken, would result in the shares trading at a price equal or close to net asset value per share. The Board of Trustees might also consider converting the Trust to an open-end mutual fund, which would require a vote of the shareholders of the Trust.

RIGHTS OFFERINGS

General.    The Trust may in the future, and at its discretion, choose to make offerings of subscription rights to its shareholders. In connection with a rights offering to shareholders, we would distribute certificates or other documentation (i.e., rights cards distributed in lieu of certificates) evidencing the rights and a prospectus supplement to our shareholders as of the record date that we set for determining the shareholders eligible to receive rights in such rights offering. A future rights offering may be transferable or non-transferable. Any such future rights offering will be made in accordance with the Investment Company Act. Under the laws of Delaware, the Board is authorized to approve rights offerings without obtaining shareholder approval.

The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•        the period of time the offering would remain open (which will be open a minimum number of days such that all record holders would be eligible to participate in the offering and will not be open longer than 120 days);

•        the underwriter or distributor, if any, of the rights and any associated underwriting fees or discounts applicable to purchases of the rights;

•        the title of such subscription rights;

•        the exercise price for such subscription rights (or method of calculation thereof);

•        the number of such subscription rights issued in respect of each Common Share;

•        the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•        if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•        the date on which the right to exercise such subscription rights will commence, and the date on which such right will expire (subject to any extension);

•        the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•        any termination right we may have in connection with such subscription rights offering; and

•        any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise of Subscription Rights.    Each subscription right would entitle the holder of the subscription right to purchase for cash such number of shares at such exercise price as in each case is set forth in, or be determinable as set forth in the prospectus supplement relating to the subscription rights offered thereby. Subscription rights would be exercisable at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Upon expiration of the rights offering and the receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we would issue, as soon as practicable, the shares purchased as a result of such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

REPURCHASE OF COMMON SHARES

Shares of closed-end investment companies often trade at a discount to their net asset values, and the Common Shares may also trade at a discount to their net asset value. The market price of the Common Shares will be determined by such factors as relative demand for and supply of such Common Shares in the market, the Trust’s net asset value, general market and economic conditions and other factors beyond the control of the Trust. See “Net Asset Value.” Although the Trust’s common shareholders will not have the right to redeem their Common Shares, the Trust may take action to repurchase its Common Shares in the open market or make tender offers for its Common Shares at their net asset value. This may have the effect of reducing any market discount from net asset value.

There is no assurance that a repurchase or tender for Common Shares will result in the Common Shares trading at a price which approximates their net asset value. Although share repurchases and tenders could have a favorable effect on the market price of the Trust’s Common Shares, you should be aware that the acquisition of Common Shares by the Trust will decrease the capital of the Trust and, therefore, may have the effect of increasing the Trust’s expense ratio and decreasing the asset coverage with respect to any preferred shares outstanding. Any share repurchases or tender offers will be made in accordance with requirements of the Securities Exchange Act of 1934, the Investment Company Act and the principal market on which the Common Shares are traded.

TAX MATTERS

U.S. Tax Matters

The following is a description of certain U.S. federal income tax considerations affecting the Trust and its shareholders. The discussion reflects applicable tax laws of the United States as of the date of this prospectus, which tax laws may be changed or subject to new interpretations by the courts or the Internal Revenue Service (the “IRS”) retroactively or prospectively. No attempt is made to present a detailed explanation of all U.S. federal, state, local and foreign tax concerns affecting the Trust and its shareholders (including shareholders who own large positions in the Trust), and the discussion set forth herein does not constitute tax advice. Investors are urged to consult their own tax advisers to determine the tax consequences to them of investing in the Trust.

This summary does not discuss the consequences of an investment in the Trust’s Subscription Rights. The tax consequences of such an investment will be discussed in the applicable prospectus supplement.

The Trust has elected and intends to qualify each year for special tax treatment afforded to a RIC under Subchapter M of the Code. In order to qualify the Trust must satisfy income, asset diversification and distribution requirements. As long as it so qualifies, the Trust will not be subject to U.S. federal income tax to the extent that it distributes its investment company taxable income and net capital gains each year. The Trust intends to distribute substantially all of such income.

Dividends paid by the Trust from its ordinary income or from an excess of net short-term capital gains over net long-term capital losses (together referred to hereinafter as “ordinary income dividends”) are except in the case of qualified dividend income (as discussed below), taxable to shareholders as ordinary income to the extent of the Trust’s current and accumulated earning and profits. Distributions made from an excess of net long-term capital gains over net short-term capital losses (“capital gain dividends”), including capital gain dividends credited to a shareholder but retained by the Trust, are taxable to shareholders as long-term capital gains, regardless of the length of time the shareholder has owned Trust shares. Distributions in excess of the Trust’s current and accumulated earnings and profits will first reduce the adjusted tax basis of a holder’s shares and, after such adjusted tax basis is reduced to zero, will constitute capital gains to such holder (assuming the shares are held as a capital asset).

Dividends that are reported by the Trust as qualified dividend income are generally taxable to non-corporate shareholders at a maximum tax rate currently set at 20% (lower rates apply to individuals in lower tax brackets). “Qualified dividend income” generally is income derived from dividends paid to the Trust by U.S. corporations or certain foreign corporations that are either incorporated in a U.S. possession or eligible for tax benefits under certain U.S. income tax treaties. In addition, dividends that the Trust receives in respect of stock of certain foreign corporations may be qualified dividend income if that stock is readily tradable on an established U.S. securities market. Corporate shareholders may be entitled to a dividends received deduction for the portion of dividends they receive from a Trust that are attributable to dividends received by the Trust from U.S. corporations, subject to certain limitations. For such dividends to be taxed as qualified dividend income to a non-corporate shareholder, the Trust must satisfy certain holding period requirements with respect to the underlying stock and the non-corporate shareholder must satisfy holding period requirements with respect to his or her ownership of Trust shares. Holding periods may be suspended for these purposes for stock that is hedged. Distributions that the Trust receives from an underlying fund taxable as a RIC or REIT will be treated as qualified dividend income only to the extent so reported by such underlying RIC or REIT, however, distributions from REITs generally will not qualify for the reduced rate. Due to the Trust’s expected investments, generally, dividends are not expected to qualify for the dividend received deduction or the reduced rate on qualified dividend income.

If the Trust pays a dividend in January which was declared in the previous October, November or December to shareholders of record on a specified date in one of such previous months, then such dividend will be treated for tax purposes as being paid by the Trust and received by its shareholders on December 31 of the year in which the dividend was declared.

The sale or other disposition of Common Shares will generally result in capital gain or loss to shareholders (assuming the shares are held as a capital asset). Generally, a shareholder’s gain or loss will be long-term gain or loss if the shares have been held for more than one year. Any loss upon the sale or exchange of Trust shares held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends received (including amounts credited as an undistributed capital gain dividend) by the shareholder. A loss realized on a sale or exchange of shares of the Trust will be disallowed if other substantially identical Trust shares are acquired within a 61-day period beginning 30 days before and ending 30 days after the date that the shares are disposed of. In such case, the basis of the shares acquired will be adjusted to reflect the disallowed loss.

The Trust (or your broker) will inform you of the amount and character of any distributions shortly after the close of each calendar year.

The Trust is required in certain circumstances to backup withhold on taxable dividends and certain other payments paid to non-corporate holders of the Trust’s shares who do not furnish the Trust with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to a shareholder may be refunded or credited against such shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Certain Foreign Tax Considerations

The Trust may invest in non-U.S. corporations that could be classified as “passive foreign investment companies” (as defined for U.S. federal income tax purposes). For U.S. federal income tax purposes, such investments may, among other things, cause the Trust to recognize taxable income without a corresponding receipt of cash, to incur an interest charge on taxable income that is deemed to have been deferred and/or to recognize ordinary income that would have otherwise been treated as capital gains. Furthermore, dividend income received from a passive foreign investment company does not qualify to be reported as Qualified dividend income as described above.

Certain dividends and other distributions received from sources outside of the U.S. may be subject to withholding taxes imposed by other countries. In the event that more than 50 percent of the total assets of the Trust consists of stock or securities of foreign corporations, the Trust intends to make an election to pass through to its shareholders a credit or deduction for foreign taxes paid by it.

The foregoing is a general and abbreviated summary of the provisions of the Code and the Treasury Regulations in effect as they directly govern the taxation of the Trust and its shareholders. These provisions are subject to change by legislative or administrative action, and any such change may be retroactive. A more complete discussion of the tax rules applicable to the Trust can be found in the Statement of Additional Information which is incorporated by reference into this prospectus. Shareholders are urged to consult their tax advisers regarding specific questions as to U.S. federal, foreign, state, local income or other taxes.

Taxation of Holders of Rights

The value of a right will not be includible in the income of a common shareholder at the time the right is issued.

The basis of a right issued to a common shareholder will be zero, and the basis of the share with respect to which the subscription right was issued (the old share) will remain unchanged, unless either (a) the fair market value of the right on the date of distribution is at least 15% of the fair market value of the old share, or (b) such shareholder affirmatively elects (in the manner set out in Treasury regulations under the Code) to allocate to the subscription right a portion of the basis of the old share. If either (a) or (b) applies, then except as described below such shareholder must allocate basis between the old share and the right in proportion to their fair market values on the date of distribution.

The basis of a right purchased in the market will generally be its purchase price.

The holding period of a right issued to a common shareholder will include the holding period of the old share. No gain or loss will be recognized by a common shareholder upon the exercise of a right.

No loss will be recognized by a common shareholder if a right distributed to such common shareholder expires unexercised because the basis of the old share may be allocated to a right only if the right is exercised. If a right that has been purchased in the market expires unexercised, there will be a recognized loss equal to the basis of the right.

Any gain or loss on the sale of a right will be a capital gain or loss if the right is held as a capital asset (which in the case of rights issued to common shareholders will depend on whether the old share of beneficial interest is held as a capital asset), and will be a long-term capital gain or loss if the holding period exceeds one year.

CUSTODIAN, ADMINISTRATOR, ACCOUNTING AGENT, AND TRANSFER AGENT

The Custodian, Administrator, and Accounting Agent of the Trust is The Bank of New York Mellon (“BNY”), located at 240 Greenwich Street, New York, New York 10286. As custodian BNY performs custodial services. As fund accountant, BNY calculates the Trust’s net asset value and performs fund accounting and portfolio accounting services. As administrator BNY generally assists in the administration and operation of the Trust.

The Transfer Agent of the Trust is Computershare, Inc., located at 150 Royall Street, Canton, Massachusetts 02021. Computershare is responsible for performing transfer agency services for the Trust.

LEGAL MATTERS

Certain legal matters in connection with the Common Shares offered hereby will be passed upon for the Trust by Morgan, Lewis & Bockius, LLP, Washington, DC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG, LLP an independent registered public accounting firm, provides auditing services to the Trust. The principal business address of KPMG, LLP is 1601 Market Street, Philadelphia, PA 19103.

AVAILABLE INFORMATION

The Trust is subject to the informational requirements of the Securities Exchange Act of 1934 and the Investment Company Act and is required to file reports, proxy statements and other information with the SEC. These documents can be inspected and copied for a fee at the SEC’s public reference room, 100 F Street, N.E., Washington, DC 20549. You may also access these documents, free of charge, on the SEC’s web site at http://www.sec.gov.

This prospectus does not contain all of the information in the Trust’s registration statement, including amendments, exhibits and schedules. Statements in this prospectus about the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

Additional information about the Trust can be found in the Trust’s registration statement (including amendments, exhibits, and schedules) on Form N-2 filed with the SEC. The SEC maintains a web site (http://www.sec.gov) that contains the Trust’s registration statement, other documents incorporated by reference and other information the Trust has filed electronically with the SEC, including proxy statements and reports filed under the Securities Exchange Act of 1934.

INCORPORATION BY REFERENCE

The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Section 30(b)(2) of the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering will be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents:

•        The Trust’s SAI, dated February 21, 2023; and

•        The Trust’s annual report on Form N-CSR for the fiscal period ended December 31, 2022.

The information incorporated by reference is considered to be part of this prospectus, and later information that the Trust files with the SEC will automatically update and supersede this information. Incorporated materials not delivered with this prospectus may be obtained, without charge, by calling 1-877-711-4272, by writing to the Trust at 201 King of Prussia Road, Suite 600, Radnor, PA 19087, or from the Trust’s website (http://www.cbreim.com/igr).